Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

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(continued)

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10.8	Notices	67
10.9	Cooperation	68
10.10	Severability	68
10.11	Other Remedies; Specific Performance	68
10.12	Construction	68

iv.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of December 13, 2019, by and among ORGANOVO HOLDINGS, INC., a Delaware corporation (“Organovo”), OPAL MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of Organovo (“Merger Sub”), and TARVEDA THERAPEUTICS, INC., a Delaware corporation (“Buyer”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.    Organovo and Buyer intend to effect a merger of Merger Sub with and into Buyer (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and Buyer will become a wholly-owned subsidiary of Organovo.

B.    The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. By executing this Agreement, the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and intend to file the statement required by Treasury Regulations Section 1.368-3(a).

C.    The Board of Directors of Organovo (i) has determined that the Contemplated Transactions, including the Merger, are fair to and in the best interests of Organovo and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Organovo Common Stock to the stockholders of Buyer pursuant to the terms of this Agreement, the change of control of Organovo, and the other actions contemplated by this Agreement and has deemed this Agreement advisable, (iii) has approved the Reverse Split, and (iv) has determined to recommend that the stockholders of Organovo vote to approve the issuance of shares of Organovo Common Stock to the stockholders of Buyer pursuant to the terms of this Agreement, the change of control of Organovo, the Reverse Split, the New Tarveda Equity Plan, the approval of compensation that will or may become payable by Organovo to its named executive officers in connection with the Merger and such other actions as contemplated by this Agreement.

D.    The Board of Directors of Merger Sub (i) has determined that the Contemplated Transactions, including the Merger, are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement advisable; and (iii) has determined to recommend that the sole stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement.

E.    The Board of Directors of Buyer (i) has determined that the Contemplated Transactions, including the Merger, are fair to and in the best interests of Buyer and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement advisable; and (iii) has determined to recommend that the stockholders of Buyer vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement.

F.    In order to induce Buyer to enter into this Agreement and to cause the Merger to be consummated, the officers and directors of Organovo listed on Schedule A hereto (solely in their capacities as stockholders) are executing support agreements in favor of Buyer concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B (the “Organovo Stockholder Support Agreements”).

G.    In order to induce Organovo to enter into this Agreement and to cause the Merger to be consummated, the officers, directors and 5% or greater stockholders (together with their Affiliates) of Buyer listed on Schedule B hereto (solely in their capacities as stockholders) who hold at least eight-five percent (85)% of the outstanding Buyer Capital Stock on an as-converted basis as of the date hereof are executing (i) support agreements in favor of Organovo concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit C (the “Buyer Stockholder Support Agreements”) and (ii) lock-up agreements in favor of Organovo concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit D (the “Buyer Lock-up Agreements”).

H.    It is expected that within ten (10) Business Days after the Form S-4 Registration Statement is declared effective under the Securities Act, the holders of shares of Buyer Capital Stock sufficient to adopt and approve this Agreement and the Merger as required under the DGCL and Buyer’s Certificate of Incorporation will execute and deliver an action by written consent in a form reasonably acceptable to Organovo.

I.    In order to induce Buyer to enter into this Agreement and to cause the Merger to be consummated, the officers and directors of Organovo set forth on Schedule A hereto are executing lock-up agreements in favor of Buyer concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit D (the “Organovo Lock-up Agreements”).

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

DESCRIPTION OF TRANSACTION

1.1    Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Buyer, and the separate existence of Merger Sub shall cease. Buyer will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3    Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8, the consummation of the Merger (the “Closing”) shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Organovo and Buyer may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Organovo and Buyer (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Organovo and Buyer (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4    Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)    the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

(b)    the Certificate of Incorporation of Organovo shall be identical to the Certificate of Incorporation of Organovo as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time, Organovo shall file one or more amendments to its Certificate of Incorporation to (i) change the name of Organovo to “Tarveda Therapeutics, Inc.” (the “Corporate Name Change”) and (ii) effect the Reverse Split (to the extent applicable and necessary).

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(c)    the Bylaws of the Surviving Corporation shall be identical to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Bylaws; and

(d)    the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, shall be the directors and officers as set forth in Section 5.14, after giving effect to the provisions of Section 5.14.

1.5    Conversion of Buyer Shares, Options and Warrants.

(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Organovo, Merger Sub, Buyer or any stockholder of Organovo or Buyer:

(i)    any Buyer Capital Stock held as treasury stock or held or owned by Buyer, Merger Sub or any Subsidiary of Buyer immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)    subject to Section 1.5(c), each share of Buyer Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Organovo Common Stock equal to the Exchange Ratio.

(b)    If any shares of Buyer Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted stock purchase agreement or other agreement with Buyer, then the shares of Organovo Common Stock issued in exchange for such Buyer Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such Organovo Common Stock shall accordingly be marked with appropriate legends. Buyer shall take all actions that may be necessary to ensure that, from and after the Effective Time, Organovo is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c)    No fractional shares of Organovo Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Buyer Common Stock who would otherwise be entitled to receive a fraction of a share of Organovo Common Stock (after aggregating all fractional shares of Organovo Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with Section 1.7 and accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Organovo Common Stock on The Nasdaq Global Market (or such other Nasdaq market on which the Organovo Common Stock then trades) on the date the Merger becomes effective.

(d)    All Buyer Options outstanding immediately prior to the Effective Time under the Equity Incentive Plan and all Buyer Warrants outstanding immediately prior to the Effective Time shall be exchanged for options to purchase Organovo Common Stock or warrants to purchase Organovo Common Stock, as applicable, in accordance with Section 5.5.

(e)    Each share of Common Stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

(f)    If, between the date of this Agreement and the Effective Time, the outstanding shares of Buyer Capital Stock or Organovo Common Stock shall have been changed into, or exchanged for, a different

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number of shares or a different class, by reason of any stock dividend or any subdivision, reclassification, recapitalization, split (including the Reverse Split), combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Buyer Capital Stock, Buyer Options and Buyer Warrants the same economic effect as contemplated by this Agreement prior to such event.

1.6    Closing of Buyer’s Transfer Books. At the Effective Time: (a) all shares of Buyer Common Stock, other than Dissenting Shares, outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of Buyer Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Buyer; and (b) the stock transfer books of Buyer shall be closed with respect to all shares of Buyer Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Buyer Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Buyer Common Stock including any valid certificate representing any Buyer Preferred Stock previously converted into Buyer Common Stock in connection with the Preferred Stock Conversion, outstanding immediately prior to the Effective Time (a “Buyer Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Buyer Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.8.

1.7    Surrender of Certificates.

(a)    On or prior to the Closing Date, Organovo and Buyer shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Organovo shall deposit with the Exchange Agent: (i) certificates representing Organovo Common Stock or non-certificated shares of Organovo Common Stock represented by book entry that are issuable pursuant to Section 1.5(a) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The shares of Organovo Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)    At or before the Effective Time, Buyer will deliver to Organovo a true, complete and accurate listing of all record holders of Buyer Stock Certificates at the Effective Time, including the number and class of shares of Buyer Capital Stock held by such record holder, and the number of shares of Organovo Common Stock such holder is entitled to receive pursuant to Section 1.5. Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Buyer Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Organovo may reasonably specify (including a provision confirming that delivery of Buyer Stock Certificates shall be effected, and risk of loss and title to Buyer Stock Certificates shall pass, only upon delivery of such Buyer Stock Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Buyer Stock Certificates in exchange for certificated or non-certificated book entry shares representing shares of Organovo Common Stock. Upon surrender of a Buyer Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Organovo: (A) the holder of such Buyer Stock Certificate shall be entitled to receive in exchange therefor a certificate or book entry representing the number of whole shares of Organovo Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a) (and cash in lieu of any fractional shares of Organovo Common Stock pursuant to the provisions of Section 1.5(c)); and (B) the Buyer Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Buyer Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive a certificate or book entry representing shares of Organovo Common Stock (and cash in lieu of any fractional shares of Organovo Common Stock). If any Buyer Stock Certificate shall have been lost, stolen or destroyed, Buyer may, in its discretion and as a condition precedent to the delivery of any certificate or book entry representing shares of Organovo Common Stock, require the owner of such lost, stolen or destroyed Buyer Stock Certificate to provide an applicable affidavit with respect to such Buyer Stock Certificate.

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(c)    No dividends or other distributions declared or made with respect to Organovo Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Buyer Stock Certificate with respect to the Organovo Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Buyer Stock Certificate or an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)    Any portion of the Exchange Fund that remains undistributed to holders of Buyer Stock Certificates as of the date 180 days after the Closing Date shall be delivered to Organovo upon demand, and any holders of Buyer Stock Certificates who have not theretofore surrendered their Buyer Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Organovo for satisfaction of their claims for Organovo Common Stock, cash in lieu of fractional shares of Organovo Common Stock and any dividends or distributions with respect to shares of Organovo Common Stock.

(e)    Each of the Parties and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder of any Buyer Stock Certificate or any other Person such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Legal Requirement and shall be entitled to request any reasonably appropriate Tax forms, including IRS Form W-9 (or the appropriate IRS Form W-8, as applicable), from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld, and remitted to the appropriate taxing authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)    No party to this Agreement shall be liable to any holder of any Buyer Stock Certificate or to any other Person with respect to any shares of Organovo Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8    Appraisal Rights.

(a)    Notwithstanding any provision of this Agreement to the contrary, shares of Buyer Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Buyer Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Buyer Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Buyer Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.5.

(b)    Buyer shall give Organovo prompt written notice of any demands by dissenting stockholders received by Buyer, withdrawals of such demands and any other instruments served on Buyer and any material correspondence received by Buyer in connection with such demands.

1.9    Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Buyer, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Buyer, Merger Sub and otherwise) to take such action.

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1.10    Tax Consequences. For U.S. federal income Tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The parties to this Agreement adopt this Agreement as a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which Organovo, Merger Sub and Buyer are parties under Section 368(b) of the Code.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Organovo as follows, except as set forth in the written disclosure schedule delivered by Buyer to Organovo (the “Buyer Disclosure Schedule”). The Buyer Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 2. The disclosures in any section or subsection of the Buyer Disclosure Schedule shall qualify other sections and subsections in this Article 2 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Buyer Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Buyer Material Adverse Effect, or is outside the Ordinary Course of Business.

2.1    Subsidiaries; Due Organization; Etc.

(a)    Buyer has no Subsidiaries, except for the Entities identified in Part 2.1(a) of the Buyer Disclosure Schedule (the “Buyer Subsidiaries”); and neither Buyer nor any of the other Entities identified in Part 2.1(a) of the Buyer Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Buyer Disclosure Schedule. Buyer has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Buyer has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)    Each of Buyer and the Buyer Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)    Each of Buyer and the Buyer Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Buyer Material Adverse Effect.

2.2    Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. Buyer has delivered to Organovo accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto, for Buyer and each Buyer Subsidiary. Neither Buyer nor any Buyer Subsidiary has taken any action in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents nor is in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents.

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2.3    Capitalization, Etc.

(a)    The authorized capital stock of Buyer as of the date of this Agreement consists of (i) 3,483,900,000 shares of common stock, $0.0001 par value, of which 35,276,069 shares have been issued and are outstanding as of the date of this Agreement, and (ii) 117,147,928 shares of Buyer Preferred Stock, 59,326 of which have been designated Series A Preferred Stock, 450,913 of which have been designated Series B Preferred Stock, 77,169 of which have been designated Series B-1 Preferred Stock, 24,629,117 of which have been designated Series C Preferred Stock, 26,627,713 of which have been designated Series D Preferred Stock, 12,518,789 of which have been designated Series 1 Preferred Stock and 52,784,901 of which have been designated Series CS Preferred Stock. There are 58,306 issued and outstanding shares of Series A Preferred Stock as of the date of this Agreement, 450,228 issued and outstanding shares of Series B Preferred Stock as of the date of this Agreement, 57,163 issued and outstanding shares of Series B-1 Preferred Stock as of the date of this Agreement, 24,422,868 issued and outstanding shares of Series C Preferred Stock as of the date of this Agreement, 26,423,369 issued and outstanding shares of Series D Preferred Stock as of the date of this Agreement, 12,382,559 issued and outstanding shares of Series 1 Preferred Stock as of the date of this Agreement and 52,784,901 issued and outstanding shares of Series CS Preferred Stock as of the date of this Agreement. Buyer does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Buyer Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 2.3(a)(i) of the Buyer Disclosure Schedule, none of the outstanding shares of Buyer Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Buyer Capital Stock is subject to any right of first refusal in favor of Buyer. Except as contemplated herein or as set forth in Part 2.3(a) of the Buyer Disclosure Schedule, there is no Buyer Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Buyer Capital Stock. Buyer is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Buyer Capital Stock or other securities. Part 2.3(a)(ii) of the Buyer Disclosure Schedule accurately and completely describes all repurchase rights held by Buyer with respect to shares of Buyer Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(b)    Except for the Buyer’s 2011 Stock Incentive Plan (the “Equity Incentive Plan”), and except as set forth in Part 2.3(b) of the Buyer Disclosure Schedule, Buyer does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Buyer has reserved 18,323,508 shares of Buyer Common Stock for issuance under the Equity Incentive Plan. Of such reserved shares of Buyer Common Stock, 1,988,055 shares have been issued pursuant to the exercise of outstanding options and/or restricted stock agreements, options to purchase 14,551,126 shares have been granted and are currently outstanding, and 1,784,327 shares remain available for future issuance pursuant to the Equity Incentive Plan. Part 2.3(b) of the Buyer Disclosure Schedule sets forth the following information with respect to each Buyer Option outstanding as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of Buyer Common Stock subject to such Buyer Option at the time of grant; (C) the number of shares of Buyer Common Stock subject to such Buyer Option as of the date of this Agreement; (D) the exercise price of such Buyer Option; (E) the date on which such Buyer Option was granted; (F) the applicable vesting schedule, including the number of vested and unvested shares subject to such Buyer Option; (G) the date on which such Buyer Option expires; and (H) whether such Buyer Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Buyer has made available to Organovo an accurate and complete copy of the Equity Incentive Plan and all forms of stock option agreements approved for use thereunder. No vesting of Buyer Options will accelerate in connection with the closing of the Contemplated Transactions.

(c)    Except for the outstanding Buyer Options as set forth in Section 2.3(b), for the warrants identified on Part 2.3(c) of the Buyer Disclosure Schedule (the “Buyer Warrants”) or as set forth on Part 2.3(c) of the Buyer Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether

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or not currently exercisable) to acquire any shares of the capital stock or other securities of Buyer or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Buyer or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Buyer or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Buyer or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Buyer or any of its Subsidiaries.

(d)    All outstanding shares of Buyer Capital Stock, as well as all options, warrants and other securities of Buyer, have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. Buyer has delivered to Organovo accurate and complete copies of all Buyer Warrants. Except as identified on Part 2.3(c) of the Buyer Disclosure Schedule, there are no warrants to purchase capital stock of Buyer outstanding on the date of this Agreement.

2.4    Financial Statements.

(a)    Part 2.4(a) of the Buyer Disclosure Schedule includes true and complete copies of (i) Buyer’s audited consolidated balance sheets at December 31, 2017 and December 31, 2018, (ii) the Buyer Unaudited Interim Balance Sheet, (iii) Buyer’s audited consolidated statements of income, cash flow and stockholders’ equity for the years ended December 31, 2018 and December 31, 2017, and (iv) Buyer’s unaudited statements of income and cash flow for the nine months ended September 30, 2019 (collectively, the “Buyer Financials”). The Buyer Financials (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the footnotes to such Buyer Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis with Buyer’s past practice unless otherwise noted therein throughout the periods indicated and (ii) fairly present in all material respects the financial condition and operating results of Buyer and its consolidated Subsidiaries as of the dates and for the periods indicated therein.

(b)    Each of Buyer and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Buyer and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c)    Part 2.4(c) of the Buyer Disclosure Schedule lists, and Buyer has delivered to Organovo accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by Buyer or any of its Subsidiaries since January 1, 2017.

(d)    Since January 1, 2017, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Buyer, Buyer’s Board of Directors or any committee thereof. Since January 1, 2017, the Buyer has not identified, nor have Buyer’s independent auditors

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identified to Buyer, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Buyer and the Buyer Subsidiaries, (ii) any fraud, whether or not material, that involves Buyer’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Buyer and the Buyer Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

2.5    Absence of Changes. Except as set forth on Part 2.5 of the Buyer Disclosure Schedule, between December 31, 2018 and the date of this Agreement and except as otherwise expressly contemplated by this Agreement:

(a)    there has not been any Buyer Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect;

(b)    there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets or business of Buyer or any Buyer Subsidiary (whether or not covered by insurance);

(c)    Buyer has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, except for the repurchase or reacquisition of shares pursuant to the terms of the Equity Incentive Plan arising upon an individual’s termination as an employee, director or consultant;

(d)    Other than the ordinary course issuance of employee equity grants in the ordinary course pursuant to the Equity Incentive Plan, Buyer has not sold, issued or granted, or authorized the issuance of: (i) any Buyer Capital Stock or other security (except for shares of Buyer Common Stock issued upon the valid exercise of outstanding Buyer Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for the Buyer Options identified in Part 2.3(b) of the Buyer Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except for the Buyer Options identified in Part 2.3(b) of the Buyer Disclosure Schedule);

(e)    there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of Buyer or any Buyer Subsidiary, and neither Buyer nor any Buyer Subsidiary has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f)    Buyer has not amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) the Equity Incentive Plan; (ii) any Buyer Option or any Contract evidencing or relating to any Buyer Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(g)    Neither Buyer nor any Buyer Subsidiary has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(h)    Neither Buyer nor any Buyer Subsidiary has: (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made any capital expenditure or commitment in excess of $100,000;

(i)    Neither Buyer nor any Buyer Subsidiary has changed any of its accounting methods, principles or practices in any material respect;

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(j)    Neither Buyer nor any Buyer Subsidiary has made, changed or revoked any material Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes, changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) entered into any closing agreement with respect to any Tax, settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(k)    Neither Buyer nor any Buyer Subsidiary has commenced or settled any Legal Proceeding;

(l)    Neither Buyer nor any Buyer Subsidiary has entered into any material transaction outside the Ordinary Course of Business;

(m)    Neither Buyer nor any Buyer Subsidiary has acquired any material assets nor sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except for Encumbrances of immaterial assets in the Ordinary Course of Business consistent with past practices;

(n)    there has been no entry into, amendment or termination of any Buyer Material Contract;

(o)    there has been no (i) material change in pricing or royalties or other payments set or charged by Buyer or any Buyer Subsidiary to its customers or licensees, (ii) agreement by Buyer or any Buyer Subsidiary to change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Buyer or any Buyer Subsidiary, or (iii) material change in pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Buyer or any Buyer Subsidiary; and

(p)    Neither Buyer nor any Buyer Subsidiary has negotiated, agreed or committed to take any of the actions referred to in clauses “(c)” through “(o)” above (other than negotiations between the Parties to enter into this Agreement).

2.6    Title to Assets. Each of Buyer and the Buyer Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All such assets are owned by Buyer or a Buyer Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Buyer Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Buyer or any Buyer Subsidiary; and (iii) liens listed in Part 2.6 of the Buyer Disclosure Schedule.

2.7    Real Property; Leasehold. Neither Buyer nor any Buyer Subsidiary owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.7 of the Buyer Disclosure Schedule which are in full force and effect and with no existing default thereunder.

2.8    Intellectual Property.

(a)    Part 2.8(a) of the Buyer Disclosure Schedule lists all Buyer Registered Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered, in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Buyer has taken reasonable actions to maintain and protect such Buyer Registered

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Intellectual Property. As of the date hereof, all registration, maintenance and renewal fees currently due in connection with such Buyer Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Buyer Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Buyer Registered Intellectual Property and recording Buyer’s ownership interests therein.

(b)    Buyer and the Buyer Subsidiaries own each item of Buyer-Owned IP Rights, free and clear of any Encumbrances.

(c)    To the Knowledge of Buyer, the operation of the business of Buyer and the Buyer Subsidiaries as such business is currently conducted, as has been conducted since January 1, 2016, and as proposed to be conducted by Buyer, does not infringe, misappropriate, or violate any Third-Party IP Rights. As of the date hereof, Buyer has not received any written notice, which involves a claim of infringement or misappropriation of any Third-Party IP Rights. Notwithstanding anything to the contrary, no provision of this Agreement shall be construed as a representation or warranty of Buyer against the infringement, misappropriation or violation of the Intellectual Property of any third party.

(d)    To the Knowledge of Buyer, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Buyer-Owned IP Rights, by any third party. As of the date hereof, Buyer has not instituted any Legal Proceedings for infringement or misappropriation of any Buyer-Owned IP Rights.

(e)    Each consultant and employee involved in the creation of any material Buyer-Owned IP Rights for Buyer has executed proprietary information, confidentiality and assignment agreements that, to extent permitted by Law, assign to Buyer and/or a Buyer Subsidiary (or otherwise grant sufficient rights in) all Intellectual Property that are developed by the employees in the course of their employment, and, with respect to consultants, all Intellectual Property that are developed by such consultants in the course of performing services for Buyer or any Buyer Subsidiaries. Buyer has provided to Organovo copies of all such forms currently and historically used by Buyer.

(f)    To the Knowledge of Buyer, no (i) government funding or (ii) facilities of a university, college, other educational institution or research center were used in the development of the Buyer-Owned IP Rights. To the Knowledge of Buyer, no current or former employee, consultant or independent contractor of Buyer, who was involved in, or who contributed to, the creation or development of any Buyer-Owned IP Rights, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Buyer.

(g)    Neither the execution and delivery or effectiveness of this Agreement nor the performance of Buyer’s obligations under this Agreement will cause (a) the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Buyer-Owned IP Right, or (b) additional payment obligations by Buyer in order to use or exploit Buyer-Owned IP Rights to the same extent as Buyer was permitted before the date hereof.

(h)    Buyer has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in the Buyer IP Rights that Buyer intends to retain as confidential (“Buyer Confidential Information”). To the Knowledge of Buyer, all use and/or disclosure of Buyer Confidential Information by or to a third party has been pursuant to the terms of a written Contract between Buyer or its Subsidiaries and such third party.

(i)    Notwithstanding anything to the contrary contained herein, the representations and warranties contained in Section 2.8 are the only representations and warranties made by Buyer that address matters relating to Intellectual Property.

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2.9    Agreements, Contracts and Commitments. Part 2.9 of the Buyer Disclosure Schedule identifies:

(a)    each Buyer Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements, other than Buyer Contracts on Buyer’s standard form offer letter entered into in the Ordinary Course of Business;

(b)    each Buyer Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable by Buyer or its Subsidiaries on ninety (90) days’ notice without liability, except to the extent general principles of wrongful termination law may limit Buyer’s, Buyer’s Subsidiaries’ or such successor’s ability to terminate employees at will;

(c)    each Buyer Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(d)    each Buyer Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between Buyer and any of its officers or directors;

(e)    each Buyer Contract relating to any agreement, contract or commitment containing any covenant limiting the freedom of Buyer, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person;

(f)    each Buyer Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement in excess of $250,000 and not cancelable without penalty;

(g)    each Buyer Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h)    each Buyer Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of Buyer or any Buyer Subsidiary or any loans or debt obligations with officers or directors of Buyer;

(i)    all Contracts pursuant to which Buyer grants any Person a license under any Buyer-Owned IP Rights, other than software licensed to customers in the Ordinary Course of Business;

(j)    other than “shrink wrap” and similar generally available commercial end-user licenses to software, all Contracts pursuant to which Buyer or a Buyer Subsidiary is licensed to use any Third-Party IP Rights outside the Ordinary Course of Business;

(k)    each Buyer Contract (i) appointing a third party to distribute any Buyer product, service or technology (identifying any that contain exclusivity provisions); (ii) for a third party to provide services or products with respect to any pre-clinical or clinical development activities of Buyer (iii) under which Buyer or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Buyer or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Buyer or such Buyer Subsidiary; or (iv) to license any third party to manufacture or produce any Buyer product, service or technology or any Contract to sell, distribute or commercialize any Buyer products or service except agreements in the Ordinary Course of Business;

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(l)    each Buyer Contract with any financial advisor, broker, finder, investment banker or other Person providing advisory services to Buyer in connection with the Contemplated Transactions; or

(m)    any other agreement, contract or commitment which is not terminable at will (with no penalty or payment) by Buyer which involves payment or receipt by Buyer or its Subsidiaries under any such agreement, contract or commitment of $250,000 or more in the aggregate or obligations after the date of this Agreement in excess of $250,000 in the aggregate. Buyer has delivered or made available to Organovo accurate and complete (except for applicable redactions thereto) copies of all Buyer Material Contracts, including all amendments thereto. There are no Buyer Material Contracts that are not in written form. Except as set forth on Part 2.9 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries has, nor to Buyer’s Knowledge, as of the date of this Agreement has any other party to a Buyer Material Contract, breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Buyer or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (l) above (any such agreement, contract or commitment, a “Buyer Material Contract”) in such manner as would permit any other party to cancel or terminate any such Buyer Material Contract, or would permit any party to cancel or terminate any Buyer Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Buyer Material Adverse Effect. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from Buyer, any Buyer Subsidiary or the Surviving Corporation to any Person under any Buyer Contract.

2.10    Liabilities. As of the date hereof, neither Buyer nor any Buyer Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities identified as such in the Buyer Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Buyer or its Subsidiaries since the date of the Buyer Unaudited Interim Balance Sheet in the Ordinary Course of Business and which are not in excess of $100,000 in the aggregate; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Buyer or any Buyer Subsidiary under Buyer Contracts, including the reasonably expected performance of such Buyer Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities described in Part 2.10 of the Buyer Disclosure Schedule.

2.11    Compliance; Permits; Restrictions.

(a)    Buyer and each Buyer Subsidiary are, and since January 1, 2017 have been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Buyer, threatened in writing against Buyer or any Buyer Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon Buyer or any Buyer Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Buyer or any Buyer Subsidiary, any acquisition of material property by Buyer or any Buyer Subsidiary or the conduct of business by Buyer or any Buyer Subsidiary as currently conducted, (ii) may have an adverse effect on Buyer’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)    Except for matters regarding the Food and Drug Administration (“FDA”) and except as would not reasonably be expected to have a Buyer Material Adverse Effect, Buyer and the Buyer Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of Buyer (the “Buyer Permits”) as currently conducted. Part 2.11(b) of the Buyer Disclosure Schedule identifies each Buyer Permit. Each of Buyer and each Buyer Subsidiary is in material compliance with the terms of the Buyer Permits, except as would not reasonably be expected to have a Buyer Material Adverse Effect. No action, proceeding,

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revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Buyer, threatened in writing, which seeks to revoke, limit, suspend, or materially modify any Buyer Permit. The rights and benefits of each material Buyer Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Buyer and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c)    There are no proceedings pending or, to the Knowledge of Buyer, threatened in writing with respect to an alleged material violation by Buyer or any of its Subsidiaries of the Federal Food, Drug, and Cosmetic Act (“FDCA”), FDA regulations adopted thereunder, the Controlled Substance Act or any other similar Legal Requirements promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug or medical device products (“Drug/Device Regulatory Agency”).

(d)    Buyer and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Drug/Device Regulatory Agency necessary for the conduct of the business of Buyer or such Subsidiary as currently conducted, and, as applicable, development, clinical testing and manufacturing as currently conducted, of any of its product candidates (the “Buyer Product Candidates”) (collectively, the “Buyer Regulatory Permits”), except as would not reasonably be expected to have a Buyer Material Adverse Effect, and no such Buyer Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any materially adverse manner. Buyer and each Buyer Subsidiary is in compliance in all material respects with the Buyer Regulatory Permits and has not received any written notice or other written communication from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Buyer Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Buyer Regulatory Permit.

(e)    To the Knowledge of Buyer, all clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Buyer or its Subsidiaries or in which Buyer or its Subsidiaries or their respective current products or product candidates, including the Buyer Product Candidates, have participated were, and if still pending are being, conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug/Device Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312.

(f)    Neither Buyer nor any of the Buyer Subsidiaries is the subject of any pending, or to the Knowledge of Buyer or the Buyer Subsidiaries, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Buyer or any of the Buyer Subsidiaries, neither Buyer nor any of the Buyer Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Buyer, any of its Subsidiaries or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of Buyer, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Buyer, any Buyer Subsidiary or any of their respective officers, employees or agents.

2.12    Tax Matters.

(a)    All income and other material Tax Returns required to have been filed by Buyer and each Buyer Subsidiary have been timely filed (taking into account any extension of time within which to file) with the applicable Governmental Body. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. No claim has ever been made by

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any Governmental Body in a jurisdiction where Buyer or any Buyer Subsidiary does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b)    All material Taxes due and owing by Buyer or any Buyer Subsidiary (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Buyer and any Buyer Subsidiary have been reserved for on the Buyer Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Buyer Unaudited Interim Balance Sheet, neither Buyer nor any Buyer Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)    Buyer and each Buyer Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)    There are no material Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Buyer’s Unaudited Interim Balance Sheet) upon any of the assets of Buyer or any Buyer Subsidiary.

(e)    No material deficiencies for Taxes with respect to Buyer or any Buyer Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Buyer or any Buyer Subsidiary. Neither Buyer nor any Buyer Subsidiary has waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency or for filing any Tax Return, or consented to extend the period in which Tax may be assessed or collected by any Tax authority.

(f)    Buyer has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)    Neither Buyer nor any Buyer Subsidiary is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or other similar agreement or arrangement (other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes).

(h)    Neither Buyer nor any Buyer Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Buyer). Neither Buyer nor any Buyer Subsidiary has any Liability for the Taxes of any Person (other than Buyer and any Buyer Subsidiary) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract, or otherwise (other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes).

(i)    Neither Buyer nor any Buyer Subsidiary has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local, or non-U.S. law).

(j)    Neither Buyer nor any Buyer Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2).

(k)    Neither Buyer nor any Buyer Subsidiary (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, (iii) has ever been subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in such other country, or (iv) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) or is treated as a U.S. corporation under Section 7874(b) of the Code.

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(l)    Neither Buyer nor any Buyer Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) consummated on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law). Buyer has not made any election under Section 965(h) of the Code.

(m)    Neither Buyer nor any Buyer Subsidiary has taken or agreed to take any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

2.13    Employee Benefit Plans.

(a)    Part 2.13(a) of the Buyer Disclosure Schedule lists all material Buyer Employee Plans. “Buyer Employee Plans” shall mean: (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination or severance Contracts to which Buyer or any of its Subsidiaries is a party (except for offer letters or employment agreements that provide for employment that is terminable at will and without material cost or liability to Buyer or its Subsidiaries), with respect to which Buyer or any Buyer Affiliate has or could reasonably be expected to have any obligation or that are maintained, contributed to or sponsored by Buyer or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Buyer or any of its Subsidiaries and (ii) and any material consulting contracts, arrangements or understandings between Buyer or any Buyer Subsidiary and any natural person consultant of Buyer or any Buyer Subsidiary.

(b)    Buyer has made available to Organovo a true and complete copy of each material Buyer Employee Plan and has made available to Organovo a true and complete copy of each material document, if any, prepared in connection with each such Buyer Employee Plan (except for individual written Buyer Option agreements, in which case only forms of such agreements have been made available, unless such individual agreements materially differ from such forms), including as applicable (i) a copy of each trust or other funding arrangement, (ii) the most recent summary plan description and summary of material modifications, (iii) annual reports on IRS Form 5500 for the most recent plan year, (iv) the most recently received IRS determination letter for each such Buyer Employee Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Buyer Employee Plan. Neither Buyer nor any Buyer Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) to enter into any Contract to provide compensation or benefits to any individual other than in the Ordinary Course of Business, or (iii) to modify, change or terminate any Buyer Employee Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.

(c)    No Buyer Employee Plan is, and neither Buyer nor any of its Subsidiaries has any liability or obligation to contribute to, a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (a “Multiple Employer Plan”), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or, except as set forth on Part 2.13(c) of the Buyer Disclosure Schedule, a plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

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(d)    Except as set forth in Part 2.13(d) of the Buyer Disclosure Schedule, none of the Buyer Employee Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates Buyer or any Buyer Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of the Contemplated Transactions, or (iii) obligates Buyer or any Buyer Subsidiary to make any payment or provide any benefit in connection with a “change in ownership or effective control”, within the meaning of such term under Section 280G of the Code, or in connection with an event directly or indirectly related to such a change. None of the Buyer Employee Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Buyer or any Buyer Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable law. Except as provided in this Agreement or as set forth in Part 2.13(d) of the Buyer Disclosure Schedule, the execution of this Agreement and the consummation of the Contemplated Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Buyer Employee Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Buyer Employee Plan, (iii) trigger any obligation to fund any Buyer Employee Plan, (iv) limit the right to merge, amend or terminate any Buyer Employee Plan or (v) result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to Buyer and its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code. No current or former director, employee, or consultant of Buyer is entitled to receive a gross-up payment from Buyer with respect to any taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.

(e)    Each Buyer Employee Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. Buyer and Buyer’s Subsidiaries have performed all material obligations required to be performed by them under and are not in material default under or in material violation of, and, to the knowledge of Buyer, there is no material default or material violation by any party to, any Buyer Employee Plan. No Legal Proceeding is pending or, to the knowledge of Buyer, threatened with respect to any Buyer Employee Plan (other than routine claims for benefits in the Ordinary Course of Business).

(f)    Each Buyer Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, notification or advisory letter with respect to such qualification, or may rely upon an opinion letter for a prototype plan.

(g)    There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any Buyer Employee Plan that would reasonably be expected to result in liability to Buyer or any of its Subsidiaries. All contributions, premiums or payments required to be made with respect to any Buyer Employee Plan have been made on or before their due dates, except as would not result in material liability to Buyer or its Subsidiaries.

(h)    Each Buyer Employee Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has complied at all times with Section 409A of the Code with respect to its form and operation unless otherwise exempt. No Buyer Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

2.14    Labor and Employment.

(a)    Buyer and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, equal

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employment opportunity, occupational health and safety, immigration, individual and collective consultation, notice of termination, and redundancy, and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no charge or other action pending or, to the knowledge of Buyer, threatened before the U.S. Equal Employment Opportunity Commission (the “EEOC”), any court, or any other Governmental Authority of competent jurisdiction with respect to the employment practices of Buyer or any Buyer Subsidiary, except as described on Part 2.14(a) of the Buyer Disclosure Schedule. Neither Buyer nor any Buyer Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, the EEOC or any other Governmental Authority of competent jurisdiction relating to employees or employment practices. Neither Buyer nor any Buyer Subsidiary has received any notice of intent by the EEOC or any other Governmental Authority of competent jurisdiction responsible for the enforcement of labor or employment Laws to conduct an investigation or inquiry relating to Buyer or any Buyer Subsidiary, and to the knowledge of Buyer, no such investigation or inquiry is in progress. The employment of all employees of Buyer and its Subsidiaries is terminable at will without cost or liability to Buyer or its Subsidiaries, except for amounts earned prior to the time of termination and except as set forth on Part 2.14(a) of the Buyer Disclosure Schedule.

(b)    Buyer has made available to Organovo a list of each employee and consultant that provides services to Buyer or any Buyer Subsidiary and the location in which each such employee and consultant is based and primarily performs his or her duties or services. No Key Employee has advised Buyer or any Buyer Subsidiary in writing of his or her intention to terminate his or her relationship as an employee of Buyer or such Subsidiary for any reason, including because of the consummation of the Contemplated Transactions and, except as set forth on Part 2.14(b) of the Buyer Disclosure Schedule, Buyer and the Subsidiary have no plans or intentions to terminate any such Key Employee. Part 2.14(b) of the Buyer Disclosure Schedule sets forth a complete and accurate list of all offers of employment that are outstanding to any person from Buyer or any Buyer Subsidiary.

(c)    To the knowledge of Buyer, no employee, officer or director of Buyer or any Buyer Subsidiary is a party to, or is otherwise bound by, any Contract with a former employer, including any confidentiality, non-competition or proprietary rights agreement, that affects (i) the performance of his or her duties as an employee, officer or director of Buyer or the Buyer Subsidiary, or (ii) the ability of Buyer or any Buyer Subsidiary to conduct its business, in each case in any manner that would have a Buyer Material Adverse Effect. To the knowledge of Buyer, no employee, officer or director of Buyer is in violation, in any material respect, of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer, which violation would have a Buyer Material Adverse Effect.

(d)    There are no material controversies pending or, to the knowledge of Buyer, threatened between Buyer or any Buyer Subsidiary and any of their respective present or former employees or independent contractors.

(e)    Neither Buyer nor any Buyer Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union Contract applicable to persons employed by Buyer or any Buyer Subsidiary; to the knowledge of Buyer, none of the employees or independent contractors of Buyer or any Buyer Subsidiary is represented by any union, works council, or any other labor organization; and, to the knowledge of Buyer, there are no activities or proceedings of any labor union to organize any such employees or independent contractors.

(f)    There are no grievances filed pursuant to any collective bargaining agreement, work council agreement or other labor contract currently pending against Buyer or any Buyer Subsidiary. There are no unfair labor practice complaints pending, or, to the knowledge of Buyer, threatened, against Buyer or any Buyer Subsidiary before the National Labor Relations Board or any court, tribunal or other Governmental Authority of competent jurisdiction, or any current union representation questions involving employees of Buyer or any Buyer Subsidiary. There is no strike, slowdown, work stoppage or lockout, or, to the knowledge of Buyer, threat thereof, by or with respect to any employees of Buyer or any Buyer Subsidiary.

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(g)    Except as would not result in material liability to Buyer, all individuals who are or were performing consulting or other services for Buyer or any Buyer Subsidiary have been correctly classified by Buyer or the Buyer Subsidiary in all material respects as either “independent contractors” or “employees” as the case may be. Except as would not result in material liability to Buyer or its Subsidiaries, all individuals who are or were performing services for Buyer or any Buyer Subsidiary have been correctly classified by Buyer or the Buyer Subsidiary in all material respects as “exempt” from all applicable wage and hour Laws, including but not limited to Laws governing minimum wage, overtime compensation, meal periods and rest breaks.

2.15    Environmental Matters. Except as would not reasonably be expected to have a Buyer Material Adverse Effect, Buyer and each Buyer Subsidiary is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by Buyer of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither Buyer nor any Buyer Subsidiary has received since January 1, 2017 any written notice or other communication (in writing or otherwise), whether from a Governmental Body or employee, that alleges that Buyer or any Buyer Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of Buyer, there are no circumstances that may prevent or interfere with Buyer’s or any of its Subsidiaries’ compliance with any Environmental Law in the future. To the Knowledge of Buyer: (i) no current or prior owner of any property currently or then leased or controlled by Buyer or any of its Subsidiaries has received since January 1, 2017 any written notice or other communication relating to property owned or leased by Buyer or any of its Subsidiaries, whether from a Governmental Body or employee, that alleges that such current or prior owner or Buyer or any of its Subsidiaries is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither Buyer nor any of its Subsidiaries has any material liability under any Environmental Law that would reasonably be expected to have a Buyer Material Adverse Effect.

2.16    Insurance.

(a)    Buyer has delivered to Organovo accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Buyer and each Buyer Subsidiary. Each of such insurance policies is in full force and effect and Buyer and each Buyer Subsidiary are in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2017, neither Buyer nor any Buyer Subsidiary has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. To the Knowledge of Buyer, there is no pending workers’ compensation or other claim under or based upon any insurance policy of Buyer or any Buyer Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of Buyer and each Buyer Subsidiary is accurate and complete, except as would not reasonably be expected to have a Buyer Material Adverse Effect. Buyer and each Buyer Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Buyer or any Buyer Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or, to the Knowledge of Buyer, informed Buyer or any Buyer Subsidiary of its intent to do so.

(b)    Buyer has delivered to Organovo accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Buyer and each Buyer Subsidiary as of the date of this Agreement (the “Existing Buyer D&O Policies”). Part 2.16(b) of the Buyer Disclosure Schedule accurately sets forth the most recent annual premiums paid by Buyer and each Buyer Subsidiary with respect to the Existing Buyer D&O Policies.

2.17    Legal Proceedings; Orders.

(a)    Except as set forth in Part 2.17 of the Buyer Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of Buyer, no Person has threatened in writing to commence any Legal

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Proceeding: (i) that involves Buyer or any of its Subsidiaries, any Buyer Associate (in his or her capacity as such) or any of the material assets owned or used by Buyer or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To the Knowledge of Buyer, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will give rise to or serve as the basis for the commencement of any meritorious Legal Proceeding.

(b)    There is no order, writ, injunction, judgment or decree to which Buyer or any Buyer Subsidiary, or any of the material assets owned or used by Buyer or any Buyer Subsidiary, is subject. To the Knowledge of Buyer, no officer or other Key Employee of Buyer or any Buyer Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Buyer or any Buyer Subsidiary or to any material assets owned or used by Buyer or any Buyer Subsidiary.

2.18    Authority; Binding Nature of Agreement. Buyer and each Buyer Subsidiary have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of Buyer (at one or more meetings duly called and held) has: (a) determined that the Contemplated Transactions are advisable and fair to and in the best interests of Buyer and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Contemplated Transactions; and (c) recommended the adoption and approval of this Agreement by the holders of Buyer Capital Stock. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Organovo, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Buyer Stockholder Support Agreements, the Board of Directors of Buyer approved the Buyer Stockholder Support Agreements and the transactions contemplated thereby.

2.19    Vote Required. The affirmative vote of (i) a majority of the shares of the Buyer Preferred Stock and the Buyer Common Stock, voting together as a single class; and (ii) at least a majority of the shares of Series 1 Preferred Stock, in each case, as outstanding on the record date for the Buyer Stockholder Written Consent and entitled to vote thereon (the “Required Buyer Stockholder Vote”) is the only vote of the holders of any class or series of Buyer Capital Stock necessary to adopt or approve this Agreement and approve the Contemplated Transactions and the matters set forth in Section 5.2(a).

2.20    Non-Contravention; Consents. Subject to obtaining the required Buyer Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Buyer, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Buyer or (ii) any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of Buyer;

(b)    contravene, conflict with or result in a material violation of, or give any Governmental Body or, to the Knowledge of Buyer, other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Buyer or its Subsidiaries, or any of the assets owned or used by Buyer or its Subsidiaries, is subject;

(c)    contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Buyer or its Subsidiaries or that otherwise relates to the business of Buyer or its Subsidiaries or to any of the material assets owned or used by Buyer or its Subsidiaries;

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(d)    to the Knowledge of Buyer, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Buyer Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Buyer Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Buyer Contract; (iii) accelerate the maturity or performance of any Buyer Contract; or (iv) cancel, terminate or modify any term of any Buyer Contract, except, in the case of any Buyer Material Contract, any non-material breach, default, penalty or modification and, in the case of all other Buyer Contracts, any breach, default, penalty or modification that would not result in a Buyer Material Adverse Effect;

(e)    result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by Buyer or its Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Buyer); or

(f)    result in the transfer of any material asset of Buyer or its Subsidiaries to any Person.

Except (i) for any Consent set forth on Part 2.20 of the Buyer Disclosure Schedule under any Buyer Contract, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Buyer nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

2.21    Bank Accounts. Part 2.21 of the Buyer Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Buyer or any Buyer Subsidiary at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of October  31, 2019 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

2.22     No Financial Advisor. Except as set forth on Part 2.22 of the Buyer Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer or any of its Subsidiaries.

2.23    Privacy. Buyer has complied with all Laws and its respective internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by Buyer or by third parties having authorized access to the records of Buyer. The execution, delivery and performance of this Agreement will comply with all Laws relating to privacy and with Buyer’s privacy policies. Buyer has not received a written complaint regarding Buyer’s collection, use or disclosure of personally identifiable information.

2.24    Disclosure. The information supplied by Buyer and each Buyer Subsidiary for inclusion in the Proxy Statement (including any Buyer Financials) will not, as of the date of the Proxy Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

2.25    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, neither Buyer nor any other Person on behalf of Buyer makes any express or implied representation or warranty with respect to Buyer or with respect to any other information provided to Organovo or Merger Sub in connection with the transactions contemplated hereby.

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2.26    Disclaimer of Other Representations and Warranties. Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) each of Organovo and Merger Sub is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of Buyer or its Representatives is relying on any representation or warranty of Organovo or Merger Sub except for those expressly set forth in this Agreement, (b) no Person has been authorized by Organovo or Merger Sub to make any representation or warranty relating to Organovo or Merger Sub or their respective businesses, and if made, such representation or warranty must not be relied upon by Buyer as having been authorized by Organovo or Merger Sub and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Buyer or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ORGANOVO AND MERGER SUB

Organovo and Merger Sub represent and warrant to Buyer as follows, except as set forth in (a) the written disclosure schedule delivered by Organovo to Buyer (the “Organovo Disclosure Schedule”) or (b) the Organovo SEC Documents (other than any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward Looking Statements” (to the extent such disclosures are general and cautionary, predictive or forward-looking in nature)) filed with or furnished to the SEC by the Company on or after January 1, 2018 and publicly available on or before the day that is one (1) Business Day prior to the date of this Agreement. The Organovo Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 3. The disclosures in any section or subsection of the Organovo Disclosure Schedule shall qualify other sections and subsections in this Article 3 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Organovo Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in an Organovo Material Adverse Effect, or is outside the Ordinary Course of Business.

3.1    Subsidiaries; Due Organization; Etc.

(a)    Other than Merger Sub, Organovo has no Subsidiaries, except for the Entities identified in Part 3.1(a) of the Organovo Disclosure Schedule; and neither Organovo nor any of the other Entities identified in Part 3.1(a) of the Organovo Disclosure Schedule own any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Organovo Disclosure Schedule. Organovo has not agreed, nor is obligated to make nor bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Organovo has not been, at any time, a general partner of, or otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)    Each of Organovo and the Organovo Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)    Each of Organovo and the Organovo Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires

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such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have an Organovo Material Adverse Effect.

3.2    Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. Organovo has delivered to Buyer accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto, for Organovo and each Organovo Subsidiary. Neither Organovo nor any Organovo Subsidiary has taken any action in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents nor is in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents.

3.3    Capitalization, Etc.

(a)    The authorized capital stock of Organovo consists of (i) 200,000,000 shares of Organovo Common Stock, par value $0.001 per share, of which 124,015,429 shares were issued and outstanding as of September 30, 2019 (the “Capitalization Date”), and (ii) 25,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding as of the Capitalization Date. Organovo does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Organovo Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Organovo Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Organovo Capital Stock is subject to any right of first refusal in favor of Organovo. Except as contemplated herein and except as identified on Part 3.3(a)(i) of the Organovo Disclosure Schedule, there is no Organovo Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Organovo Capital Stock. Organovo is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Organovo Capital Stock or other securities. Part 3.3(a)(ii) of the Organovo Disclosure Schedule accurately and completely describes all repurchase rights held by Organovo with respect to shares of Organovo Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(b)    Except for the Organovo Amended and Restated 2008 Equity Incentive Plan (the “2008 Plan”), the Organovo Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan”) or the Organovo 2016 Employee Stock Purchase Plan (the “ESPP”), or except as set forth on Part 3.3(b) of the Organovo Disclosure Schedule, Organovo does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Organovo has reserved 28,553,986 shares of Organovo Common Stock for issuance under the 2012 Plan, 1,500,000 shares of Organovo Common Stock for issuance under the ESPP and no shares of Organovo Common Stock remain available for issuance under the 2008 Plan. Of such reserved shares of Organovo Common Stock, 19,366,418 shares of Organovo Common Stock may be issued upon the exercise of outstanding stock options and the vesting of outstanding restricted stock units as of the Capitalization Date, and 7,991,803 shares remain available for future issuance pursuant to the 2012 Plan and 1,188,718 shares remain available for future purchase pursuant to the ESPP. Part 3.3(b) of the Organovo Disclosure Schedule sets forth the following information with respect to each Organovo Option outstanding as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of Organovo Common Stock subject to such Organovo Option at the time of grant; (C) the number of shares of Organovo Common Stock subject to such Organovo Option as of the date of this Agreement; (D) the exercise price of such Organovo Option; (E) the date on which such Organovo Option was granted; (F) the applicable vesting schedule, including the number of vested and unvested shares subject to such Organovo Option; (G) the date on which such Organovo Option expires; and (H) whether such Organovo Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Organovo has made available to Buyer an accurate and complete copy of the 2008 Plan, the 2012 Plan and the ESPP and the forms of all equity awards approved for use thereunder. No vesting of Organovo Options will accelerate in connection with the closing of the Contemplated Transactions.

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(c)    Except for the outstanding Organovo Options as set forth in Section 3.3(b), for the warrants identified in Organovo’s most recent Quarterly Report on Form 10-Q filed with the SEC as of the date hereof (the “Organovo Warrants”) or as set forth on Part 3.3(c) of the Organovo Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Organovo or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Organovo or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Organovo or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Organovo or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Organovo or any of its Subsidiaries.

(d)    All outstanding shares of Organovo Capital Stock, as well as all options, warrants and other securities of Organovo have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. Except as identified on Part 3.3(c) of the Organovo Disclosure Schedule, there are no warrants to purchase capital stock of Organovo outstanding on the date of this Agreement.

3.4    SEC Filings; Financial Statements.

(a)    Organovo has made available to Buyer accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Organovo with the SEC since April 1, 2017 (the “Organovo SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Except as set forth on Part 3.4(a) of the Organovo Disclosure Schedule, all material statements, reports, schedules, forms and other documents required to have been filed by Organovo or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Organovo SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to Organovo’s Knowledge, as of the time they were filed, none of the Organovo SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Document has been amended or superseded by a later Company SEC Document filed prior to the date hereof. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Organovo SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this Article 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)    The financial statements (including any related notes) contained or incorporated by reference in the Organovo SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present in all material respects the consolidated financial position of Organovo as of the respective dates thereof and the results of operations and cash flows of Organovo for the periods covered thereby. Other than as expressly disclosed in the Organovo SEC Documents filed prior to the date hereof, there has been no material change in

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Organovo’s accounting methods or principles that would be required to be disclosed in Organovo’s financial statements in accordance with GAAP. The books of account and other financial records of Organovo and each of its Subsidiaries are true and complete in all material respects.

(c)    Organovo’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the knowledge of Organovo, “independent” with respect to Organovo within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of Organovo, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)    Except as set forth in Part 3.4(d) of the Organovo Disclosure Schedule, from April 1, 2017, through the date hereof, Organovo has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Organovo Common Stock on the Nasdaq Capital Market. Organovo has not disclosed any unresolved comments in its SEC Documents.

(e)    Since April 1, 2017, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Organovo, Organovo’s Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)    Organovo is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the Nasdaq Capital Market.

(g)    Organovo maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Organovo maintains records that in reasonable detail accurately and fairly reflect Organovo’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and Organovo’s Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Organovo’s assets that could have a material effect on Organovo’s financial statements. Organovo has evaluated the effectiveness of Organovo’s internal control over financial reporting and, to the extent required by applicable law, presented in any applicable Organovo SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Organovo has disclosed to Organovo’s auditors and the Audit Committee of Organovo’s Board of Directors (and made available to Buyer a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Organovo’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Organovo’s internal control over financial reporting. Except as disclosed in the Organovo SEC Documents filed prior to the date hereof, Organovo has not identified any material weaknesses in the design or operation of Organovo’s internal control over financial reporting. Since March 31, 2018, there have been no material changes in Organovo’s internal control over financial reporting.

(h)    Organovo’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and

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non-financial) required to be disclosed by Organovo in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Organovo’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(i)    Since April 1, 2017, (i) Organovo has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Organovo’s internal accounting controls relating to periods after April 1, 2017, including any material complaint, allegation, assertion or claim that Organovo has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date of this Agreement which have no reasonable basis), and (ii) no attorney representing Organovo, whether or not employed by Organovo, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after April 1, 2017, by Organovo or agents to Organovo’s Board of Directors or any committee thereof or, to the Knowledge of Organovo, to any director or officer of Organovo.

3.5    Absence of Changes. Except as set forth on Part 3.5 of the Organovo Disclosure Schedule, between March 31, 2019 and the date of this Agreement and except as otherwise expressly contemplated by this Agreement:

(a)    there has not been any Organovo Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have an Organovo Material Adverse Effect;

(b)    there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets or business of Organovo (whether or not covered by insurance);

(c)    Organovo has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, except for the repurchase or reacquisition of shares pursuant to Organovo’s rights arising upon an individual’s termination as an employee, director or consultant;

(d)    other than pursuant to Organovo’s at-the-market facility and the ordinary course issuance of employee equity grants in the ordinary course pursuant to the 2012 Plan, Organovo has not sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Organovo Common Stock issued upon the valid exercise of outstanding Organovo Options, Organovo Warrants or the vesting of restricted stock units); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Organovo Options identified in Part 3.3(b) of the Organovo Disclosure Schedule and the Organovo Warrants identified in Part 3.3(c)); or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except for Organovo Options identified in Part 3.3(b) of the Organovo Disclosure Schedule and the Organovo Warrants identified in Part 3.3(c));

(e)    there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of Organovo or any Organovo Subsidiary, and neither Organovo nor any Organovo Subsidiary has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f)    Organovo has not amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) the 2008 Plan, the 2012 Plan or the ESPP; (ii) any Organovo Option or any Contract evidencing or relating to any Organovo Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(g)    Neither Organovo nor any Organovo Subsidiary has formed any Subsidiary (other than Merger Sub) or acquired any equity interest or other interest in any other Entity;

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(h)    Neither Organovo nor any Organovo Subsidiary has: (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made any capital expenditure or commitment in excess $50,000;

(i)    Neither Organovo nor any Organovo Subsidiary has changed any of its accounting methods, principles or practices in a material respect;

(j)    Neither Organovo nor any Organovo Subsidiary has made, changed or revoked any material Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes, changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement other than commercial Contracts entered into in the Ordinary Course of Business the principal subject of which is not Taxes , entered into any closing agreement with respect to any Tax, settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(k)    Neither Organovo nor any Organovo Subsidiary has commenced or settled any Legal Proceeding;

(l)    Neither Organovo nor any Organovo Subsidiary has entered into any Organovo Material Contract outside the Ordinary Course of Business;

(m)    Neither Organovo nor any Organovo Subsidiary has acquired any material asset nor sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except for Encumbrances of immaterial assets in the Ordinary Course of Business consistent with past practices;

(n)    there has been no entry into, amendment or termination of any Organovo Material Contract;

(o)    there has been no (i) material change in pricing or royalties or other payments set or charged by Organovo or any Organovo Subsidiary to its customers or licensees, (ii) agreement by Organovo or any Organovo Subsidiary to change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Organovo or any Organovo Subsidiary, or (iii) material change in pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Organovo or any Organovo Subsidiary; and

(p)    Neither Organovo nor any Organovo Subsidiary has negotiated, agreed or committed to take any of the actions referred to in clauses “(c)” through “(o)” above (other than negotiations between the Parties to enter into this Agreement).

3.6    Intellectual Property.

(a)    Part 3.6(a) of the Organovo Disclosure Schedule lists: (i) all Organovo Registered Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered, in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made and (ii) all actions that are required to be taken by Organovo within 60 days of the date hereof with respect to such Organovo-Owned IP Rights in order to avoid prejudice to, impairment or abandonment of such Organovo-Owned IP Rights. Organovo has taken reasonable actions to maintain and protect such Organovo Registered Intellectual Property. As of the date hereof, all registration, maintenance and renewal fees currently due in connection with such Organovo Registered Intellectual Property have been paid and

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all documents, recordations and certificates in connection with such Organovo Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Organovo Registered Intellectual Property and recording Organovo’s ownership interests therein.

(b)    Organovo and the Organovo Subsidiaries own each item of Organovo-Owned IP Rights, free and clear of any Encumbrances.

(c)    To the Knowledge of Organovo, the operation of the business of Organovo and the Organovo Subsidiaries as such business is currently conducted, as has been conducted since January 1, 2016, does not infringe, misappropriate, or violate any Third-Party IP Rights. As of the date hereof Organovo has not received any written notice, which involves a claim of infringement or misappropriation of any Third-Party IP Rights. Notwithstanding anything to the contrary, no provision of this Agreement shall be construed as a representation or warranty of Organovo against the infringement, misappropriation or violation of the Intellectual Property of any third party.

(d)    To the Knowledge of Organovo, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Organovo-Owned IP Rights, by any third party. As of the date hereof, Organovo has not instituted any Legal Proceedings for infringement or misappropriation of any Organovo-Owned IP Rights.

(e)    Each consultant and employee involved in the creation of any material Organovo-Owned IP Rights for Organovo has executed proprietary information, confidentiality and assignment agreements that, to extent permitted by Law, assign to Organovo and/or an Organovo Subsidiary (or otherwise grant sufficient rights in) all Intellectual Property that are developed by the employees in the course of their employment, and, with respect to consultants, all Intellectual Property that are developed by such consultants in the course of performing services for Organovo or any Organovo Subsidiaries. Organovo has provided to Buyer copies of all such forms currently and historically used by Organovo.

(f)     To the Knowledge of Organovo, no (i) government funding or (ii) facilities of a university, college, other educational institution or research center were used in the development of the Organovo-Owned IP Rights. To the Knowledge of Organovo, no current or former employee, consultant or independent contractor of Organovo, who was involved in, or who contributed to, the creation or development of any Organovo-Owned IP Rights, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Organovo.

(g)    Neither the execution and delivery or effectiveness of this Agreement nor the performance of Organovo’s obligations under this Agreement will cause (a) the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Organovo-Owned IP Right, or (b) additional payment obligations by Organovo in order to use or exploit Organovo-Owned IP Rights to the same extent as Organovo was permitted before the date hereof.

(h)    Organovo has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in the Organovo IP Rights that Organovo intends to retain as confidential (“Organovo Confidential Information”). To the Knowledge of Organovo, all use and/or disclosure of Organovo Confidential Information by or to a third party has been pursuant to the terms of a written Contract between Organovo or the Organovo Subsidiaries and such third party.

(i)    Notwithstanding anything to the contrary contained herein, the representations and warranties contained in Section 3.6 are the only representations and warranties made by Organovo that address matters relating to Intellectual Property.

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3.7    Agreements, Contracts and Commitments. Part 3.7 of the Organovo Disclosure Schedule identifies:

(a)    each Organovo Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements, other than Organovo Contracts on Organovo’s standard form offer letter entered into in the Ordinary Course of Business;

(b)    each Organovo Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable by Organovo or its Subsidiaries on ninety (90) days’ notice without liability, except to the extent general principles of wrongful termination law may limit Organovo’s, Organovo’s Subsidiaries’ or such successor’s ability to terminate employees at will;

(c)    each Organovo Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment) or the value of any of the benefits of which will be calculated on the basis of the Contemplated Transactions;

(d)    each Organovo Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between Organovo and any of its officers or directors;

(e)    each Organovo Contract relating to any agreement, contract or commitment containing any covenant limiting the freedom of Organovo or its Subsidiaries to engage in any line of business or compete with any Person;

(f)    each Organovo Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement in excess of $250,000 and not cancelable without penalty;

(g)    each Organovo Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h)    each Organovo Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any Encumbrances with respect to any assets of Organovo or any Organovo Subsidiary or any loans or debt obligations with officers or directors of Organovo;

(i)    all Contracts pursuant to which Organovo grants any Person a license under any Organovo-Owned IP Rights, other than software licensed to customers in the Ordinary Course of Business;

(j)    other than “shrink wrap” and similar generally available commercial end-user licenses to software, all Contracts pursuant to which Organovo or an Organovo Subsidiary is licensed to use any Third-Party IP Rights;

(k)    each Organovo Contract (i) appointing a third party to distribute any Organovo product, service or technology (identifying any that contain exclusivity provisions); (ii) for a third party to provide services or products with respect to any pre-clinical or clinical development activities of Organovo; (iii) under which Organovo or the Organovo Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Organovo or the Organovo Subsidiaries has

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continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Organovo or such Organovo Subsidiary; or (iv) to license any third party to manufacture or produce any Organovo product, service or technology or any Contract to sell, distribute or commercialize any Organovo products or service, except agreements in the Ordinary Course of Business;

(l)    each Organovo Contract with any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Organovo in connection with the Contemplated Transactions; or

(m)    any other agreement, contract or commitment which is not terminable at will (with no penalty or payment) by Organovo which involves payment or receipt by Organovo or the Organovo Subsidiaries under any such agreement, contract or commitment of $250,000 or more in the aggregate, or obligations after the date of this Agreement in excess of $250,000 in the aggregate. Organovo has delivered or made available to Buyer accurate and complete (except for applicable redactions thereto) copies of all Organovo Material Contracts, including all amendments thereto. There are no Organovo Material Contracts that are not in written form. Except as set forth on Part 3.7 of the Organovo Disclosure Schedule, neither Organovo nor any of the Organovo Subsidiaries nor, to Organovo’s Knowledge, as of the date of this Agreement, has any other party to an Organovo Material Contract breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Organovo or the Organovo Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (l) above (any such agreement, contract or commitment, an “Organovo Material Contract”) in such manner as would permit any party to cancel or terminate any Organovo Material Contract, or would permit any other party to seek damages which would reasonably be expected to have an Organovo Material Adverse Effect. The consummation of the Merger shall not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from Organovo or any Organovo Subsidiary to any Person under any Organovo Contract.

3.8    Liabilities. As of the date hereof, neither Organovo nor any Organovo Subsidiary has any Liability except for: (a) Liabilities identified as such in the Organovo Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Organovo or its Subsidiaries since the date of the Organovo Unaudited Interim Balance Sheet in the Ordinary Course of Business and which are not in excess of $100,000 in the aggregate; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Organovo or any Organovo Subsidiary under Organovo Contracts, including the reasonably expected performance of such Organovo Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities described in Part 3.8 of the Organovo Disclosure Schedule.

3.9    Compliance; Permits; Restrictions.

(a)    Organovo and each Organovo Subsidiary are, and since April 1, 2017 have been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Organovo, threatened in writing against Organovo or any Organovo Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon Organovo or any Organovo Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Organovo or any Organovo Subsidiary, any acquisition of material property by Organovo or any Organovo Subsidiary or the conduct of business by Organovo or any Organovo Subsidiary as currently conducted, (ii) may have an adverse effect on Organovo’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)    Except for matters regarding the FDA and except as would not reasonably be expected to have an Organovo Material Adverse Effect, Organovo and the Organovo Subsidiaries hold all Governmental

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Authorizations which are material to the operation of the business of Organovo (collectively, the “Organovo Permits”) as currently conducted. Part 3.9(b) of the Organovo Disclosure Schedule identifies each Organovo Permit. Each of Organovo and each Organovo Subsidiary is in material compliance with the terms of the Organovo Permits, except as would not reasonably be expected to have an Organovo Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Organovo, threatened in writing, which seeks to revoke, limit, suspend, or materially modify any Organovo Permit. The rights and benefits of each material Organovo Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Organovo and the Organovo Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c)    There are no proceedings pending or, to the Knowledge of Organovo, threatened in writing with respect to an alleged material violation by Organovo or any of the Organovo Subsidiaries of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other similar Legal Requirements promulgated by the FDA or a Drug/Device Regulatory Agency.

(d)    Organovo and each of the Organovo Subsidiaries holds all required Governmental Authorizations issuable by any Drug/Device Regulatory Agency necessary for the conduct of the business of Organovo or such Subsidiary as currently conducted, and, as applicable, development, clinical testing and manufacturing as currently conducted of any of its product candidates (the “Organovo Product Candidates”) (collectively, the “Organovo Regulatory Permits”), except as would not reasonably be expected to have an Organovo Material Adverse Effect, and no such Organovo Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any materially adverse manner. Organovo and each Organovo Subsidiary is in compliance in all material respects with the Organovo Regulatory Permits and have not received any written notice or other written communication from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Organovo Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Organovo Regulatory Permit.

(e)    To the Knowledge of Organovo, all clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Organovo or the Organovo Subsidiaries or in which Organovo or its Subsidiaries or their respective current products or product candidates, including the Organovo Product Candidates, have participated were, and if still pending are being, conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug/Device Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312.

(f)    Neither Organovo nor any Organovo Subsidiary is not the subject of any pending, or to the Knowledge of Organovo, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Organovo or any of the Organovo Subsidiaries, neither Organovo nor the Organovo Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Organovo or any of the Organovo Subsidiaries or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of Organovo, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Organovo, any Organovo Subsidiary or any of their respective officers, employees or agents.

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3.10    Tax Matters.

(a)    All income and other material Tax Returns required to have been filed by Organovo and each Organovo Subsidiary have been timely filed (taking into account any extension of time within which to file) with the applicable Governmental Body. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. No claim has ever been made by any Governmental Body in a jurisdiction where Organovo or any Organovo Subsidiary does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b)    All material Taxes due and owing by Organovo or any Organovo Subsidiary (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Organovo and any Organovo Subsidiary have been reserved for on the Organovo Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Organovo Unaudited Interim Balance Sheet, neither Organovo nor any Organovo Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)    Organovo and each Organovo Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)    There are no material Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Organovo Unaudited Interim Balance Sheet) upon any of the assets of Organovo or any Organovo Subsidiary.

(e)    No material deficiencies for Taxes with respect to Organovo or any Organovo Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Organovo or any Organovo Subsidiary. Neither Organovo nor any Organovo Subsidiary has waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency or for filing any Tax Return, or consented to extend the period in which Tax may be assessed or collected by any Tax authority.

(f)    Organovo has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)    Neither Organovo nor any Organovo Subsidiary is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or other similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h)    Neither Organovo nor any Organovo Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Organovo). Neither Organovo nor any Organovo Subsidiary has any Liability for the Taxes of any Person (other than Organovo and any Organovo Subsidiary) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract or otherwise (other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes).

(i)    Neither Organovo nor any Organovo Subsidiary has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local, or non-U.S. law).

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(j)    Neither Organovo nor any Organovo Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations section 1.6011-4(b)(2).

(k)    Neither Organovo nor any Organovo Subsidiary (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, (iii) has ever been subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in such other country, or (iv) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) or is treated as a U.S. corporation under Section 7874(b) of the Code.

(l)    Neither Organovo nor any Organovo Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) consummated on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law). Organovo has not made any election under Section 965(h) of the Code.

(m)    Neither Organovo nor any Organovo Subsidiary has taken or agreed to take any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.11    Employee Benefit Plans.

(a)    Part 3.11(a) of the Organovo Disclosure Schedule lists all material Organovo Employee Plans. “Organovo Employee Plans” shall mean: (i) all employee benefit plans (as defined in Section 3(3) of ERISA and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination or severance Contracts to which Organovo or any Organovo Affiliate is a party (except for offer letters or employment agreements that provide for employment that is terminable at will and without material cost or liability to Organovo or its Subsidiaries), with respect to which Organovo or any Organovo Affiliate has or could reasonably be expected to have any obligation or that are maintained, contributed to or sponsored by Organovo or any Organovo Affiliate for the benefit of any current or former employee, officer or director of Organovo or any Organovo Affiliate and (ii) any material consulting contracts, arrangements or understandings between Organovo or any Organovo Subsidiary and any natural person consultant of Organovo or any Organovo Subsidiary.

(b)    Organovo has made available to Buyer a true and complete copy of each material Organovo Employee Plan and has made available to Buyer a true and complete copy of each material document, if any, prepared in connection with each such Organovo Employee Plan (except for individual written Organovo Option agreements, in which case only forms of such agreements have been made available, unless such individual agreements materially differ from such forms), including as applicable (i) a copy of each trust or other funding arrangement, (ii) the most recent summary plan description and summary of material modifications, (iii) annual reports on IRS Form 5500 for the most recent plan year, (iv) the most recently received IRS determination letter for each such Organovo Employee Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Organovo Employee Plan. Neither Organovo nor any Organovo Affiliate has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) to enter into any Contract to provide compensation

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or benefits to any individual other than in the Ordinary Course of Business, or (iii) to modify, change or terminate any Organovo Employee Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.

(c)    No Organovo Employee Plan is, and neither Organovo nor any Organovo Affiliate has any liability or obligation to contribute to, a Multiemployer Plan, a Multiple Employer Plan, a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or, except as set forth on Part 3.11(c) of the Organovo Disclosure Schedule, a plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(d)    Except as set forth in Part 3.11(d) of the Organovo Disclosure Schedule, none of the Organovo Employee Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates Organovo or any Organovo Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of the Contemplated Transactions, or (iii) obligates Organovo or any Organovo Subsidiary to make any payment or provide any benefit in connection with a “change in ownership or effective control”, within the meaning of such term under Section 280G of the Code, or in connection with an event directly or indirectly related to such a change. None of the Organovo Employee Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Organovo or any Organovo Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable law. Except as provided in this Agreement or as set forth in Part 3.11(d) of the Organovo Disclosure Schedule, the execution of this Agreement and the consummation of the Contemplated Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Organovo Employee Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Organovo Employee Plan, (iii) trigger any obligation to fund any Organovo Employee Plan (iv) limit the right to merge, amend or terminate any Organovo Employee Plan or (v) result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to Organovo and any Organovo Affiliates of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code. No current or former director, employee, or consultant of Organovo is entitled to receive a gross-up payment from Organovo with respect to any taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.

(e)    Each Organovo Employee Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. Organovo and Organovo’s Subsidiaries have performed all material obligations required to be performed by them under and are not in material default under or in material violation of, and, to the knowledge of Organovo, there is no material default or material violation by any party to, any Organovo Employee Plan. No Legal Proceeding is pending or, to the knowledge of Organovo, threatened with respect to any Organovo Employee Plan (other than routine claims for benefits in the Ordinary Course of Business).

(f)    Each Organovo Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, notification or advisory letter with respect to such qualification, or may rely upon an opinion letter for a prototype plan.

(g)    There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any Organovo Employee Plan that would reasonably be expected to result in liability to Organovo or any Organovo Affiliate. All contributions, premiums or payments required to be made with respect to any Organovo Employee Plan have been made on or before their due dates, except as would not result in material liability to Organovo or its Subsidiaries.

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(h)    Each Organovo Employee Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has complied at all times with Section 409A of the Code with respect to its form and operation unless otherwise exempt. No Organovo Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

3.12    Labor and Employment.

(a)    Organovo and the Organovo Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, equal employment opportunity, occupational health and safety, immigration, individual and collective consultation, notice of termination, and redundancy, and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no charge or other Action pending or, to the knowledge of Organovo, threatened before the EEOC, any court, or any other Governmental Authority of competent jurisdiction with respect to the employment practices of Organovo or any Organovo Subsidiary, except as described on Part 3.12(a) of the Organovo Disclosure Schedule. Neither Organovo nor any Organovo Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, the EEOC or any other Governmental Authority of competent jurisdiction relating to employees or employment practices. Neither Organovo nor any Organovo Subsidiary has received any notice of intent by the EEOC or any other Governmental Authority of competent jurisdiction responsible for the enforcement of labor or employment Laws to conduct an investigation or inquiry relating to Organovo or any Organovo Subsidiary, and to the knowledge of Organovo, no such investigation or inquiry is in progress. The employment of all employees of Organovo and the Organovo Subsidiaries is terminable at will without cost or liability to Organovo or its Subsidiaries, except for amounts earned prior to the time of termination and except as set forth on Part 3.12(a) of the Organovo Disclosure Schedule).

(b)    Organovo has made available to Buyer a list of each employee and consultant that provides services to Organovo or any Organovo Subsidiary and the location in which each such employee and consultant is based and primarily performs his or her duties or services. No Key Employee has advised Organovo or any Organovo Subsidiary in writing of his or her intention to terminate his or her relationship as an employee of Organovo or such Subsidiary for any reason, including because of the consummation of the Contemplated Transactions and, except as set forth on Part 3.12(b) of the Organovo Disclosure Schedule, Organovo and the Subsidiary have no plans or intentions to terminate any such Key Employee. Part 3.12(b) of the Organovo Disclosure Schedule sets forth a complete and accurate list of all offers of employment that are outstanding to any person from Organovo or any Organovo Subsidiary.

(c)    To the knowledge of Organovo, no employee, officer or director of Organovo or any Organovo Subsidiary is a party to, or is otherwise bound by, any Contract with a former employer, including any confidentiality, non-competition or proprietary rights agreement, that affects (i) the performance of his or her duties as an employee, officer or director of Organovo or the Organovo Subsidiary, or (ii) the ability of Organovo or any Organovo Subsidiary to conduct its business, in each case in any manner that would have a Organovo Material Adverse Effect. To the knowledge of Organovo, no employee, officer or director of Organovo is in violation, in any material respect, of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer, which violation would have an Organovo Material Adverse Effect.

(d)    There are no material controversies pending or, to the knowledge of Organovo, threatened between Organovo or any Organovo Subsidiary and any of their respective present or former employees or independent contractors.

(e)    Neither Organovo nor any Organovo Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union Contract applicable to

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persons employed by Organovo or any Organovo Subsidiary; to the knowledge of Organovo, none of the employees or independent contractors of Organovo or any Organovo Subsidiary is represented by any union, works council, or any other labor organization; and, to the knowledge of Organovo, there are no activities or proceedings of any labor union to organize any such employees or independent contractors.

(f)    There are no grievances filed pursuant to any collective bargaining agreement, work council agreement or other labor contract currently pending against Organovo or any Organovo Subsidiary. There are no unfair labor practice complaints pending, or, to the knowledge of Organovo, threatened, against Organovo or any Organovo Subsidiary before the National Labor Relations Board or any court, tribunal or other Governmental Authority of competent jurisdiction, or any current union representation questions involving employees of Organovo or any Organovo Subsidiary. There is no strike, slowdown, work stoppage or lockout, or, to the knowledge of Organovo, threat thereof, by or with respect to any employees of Organovo or any Organovo Subsidiary.

(g)    Except as would not result in material liability to Organovo, all individuals who are or were performing consulting or other services for Organovo or any Organovo Subsidiary have been correctly classified by Organovo or the Organovo Subsidiary in all material respects as either “independent contractors” or “employees” as the case may be. Except as would not result in material liability to Organovo or its Subsidiaries, all individuals who are or were performing services for Organovo or any Organovo Subsidiary have been correctly classified by Organovo or the Organovo Subsidiary in all material respects as “exempt” from all applicable wage and hour Laws, including but not limited to Laws governing minimum wage, overtime compensation, meal periods and rest breaks.

3.13    Environmental Matters. Except as would not reasonably be expected to have an Organovo Material Adverse Effect, Organovo and each Organovo Subsidiary is in compliance with all applicable Environmental Laws, which compliance includes the possession by Organovo of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither Organovo nor any Organovo Subsidiary has received since April 1, 2017 any written notice or other communication (in writing or otherwise), whether from a Governmental Body or employee, that alleges that Organovo or any Organovo Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of Organovo, there are no circumstances that may prevent or interfere with Organovo’s or any Organovo Subsidiary’s compliance with any Environmental Law in the future. To the Knowledge of Organovo: (i) no current or prior owner of any property currently or then leased or controlled by Organovo or any Organovo Subsidiaries has received since April 1, 2017 any written notice or other communication relating to property owned or leased by Organovo or any of its Subsidiaries, whether from a Governmental Body or employee, that alleges that such current or prior owner or Organovo or any of the Organovo Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Organovo nor any of its Subsidiaries has any material liability under any Environmental Law that would reasonably be expected to have an Organovo Material Adverse Effect.

3.14    Insurance.

(a)    Organovo has delivered to Buyer accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Organovo and each Organovo Subsidiary. Each of such insurance policies is in full force and effect and Organovo and each Organovo Subsidiary is in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since April 1, 2017, neither Organovo nor any Organovo subsidiary has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. To the Knowledge of Organovo, there is no pending workers’ compensation or other claim under or based upon any insurance policy of Organovo or any Organovo

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Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of Organovo and each Organovo Subsidiary is accurate and complete, except as would not reasonably be expected to have an Organovo Material Adverse Effect. Organovo and each Organovo Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Organovo or any Organovo Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or, to the Knowledge of Buyer, informed Organovo or any Organovo Subsidiary of its intent to do so.

(b)    Organovo has delivered to Buyer accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Organovo and each Organovo Subsidiary as of the date of this Agreement (the “Existing Organovo D&O Policies”). Part 3.14(b) of the Organovo Disclosure Schedule accurately sets forth the most recent annual premiums paid by Organovo and each Organovo Subsidiary with respect to the Existing Organovo D&O Policies.

3.15    Legal Proceedings; Orders.

(a)    Except as set forth in Part 3.15 of the Organovo Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of Organovo, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Organovo, any of its Subsidiaries, any Organovo Associate (in his or her capacity as such) or any of the material assets owned or used by Organovo or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To the Knowledge of Organovo, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)    There is no order, writ, injunction, judgment or decree to which Organovo or any Organovo Subsidiary, or any of the assets owned or used by Organovo or any Organovo Subsidiary is subject. To the Knowledge of Organovo, no officer or other Key Employee of Organovo is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Organovo or any Organovo Subsidiary or to any material assets owned or used by Organovo or any Organovo Subsidiary.

3.16    Authority; Binding Nature of Agreement. Each of Organovo and Merger Sub and each Organovo Subsidiary have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of Organovo and Merger Sub (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are advisable and fair to and in the best interests of such Party and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Contemplated Transactions; and (c) recommended the adoption and approval of this Agreement by the holders of Organovo Common Stock and directed that this Agreement, the Reverse Split and the issuance of shares of Organovo Common Stock in the Contemplated Transactions be submitted for consideration by Organovo’s stockholders at the Organovo Stockholders’ Meeting. This Agreement has been duly executed and delivered by Organovo and Merger Sub and, assuming the due authorization, execution and delivery by Buyer, constitutes the legal, valid and binding obligation of Organovo and Merger Sub (as applicable), enforceable against Organovo or Merger Sub (as applicable) in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Organovo Stockholder Support Agreements, the Board of Directors of Organovo approved the Organovo Stockholder Support Agreements and the transactions contemplated thereby. Merger Sub was formed solely to facilitate the Merger and has no assets, liabilities or operations except in connection therewith.

3.17    Vote Required. The affirmative vote of (i) the holders of a majority of the shares of Organovo Common Stock having voting power representing a majority of the outstanding Common Stock, and (ii) the

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holders of a majority of the votes cast at the Organovo Stockholders’ Meeting are the only votes of the holders of any class or series of Organovo’s capital stock necessary to approve the Organovo Stockholder Proposals (the “Required Organovo Stockholder Vote”).

3.18    Non-Contravention; Consents. Subject to obtaining the Required Organovo Stockholder Vote for the Organovo Stockholder Proposals and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Organovo or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Organovo or any of its Subsidiaries, or (ii) any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of Organovo or any of its Subsidiaries;

(b)    contravene, conflict with or result in a violation of, or give any Governmental Body or, to the Knowledge of Organovo, other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Organovo or any of its Subsidiaries or any of the assets owned or used by Organovo or any of its Subsidiaries is subject;

(c)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Organovo or any of its Subsidiaries or that otherwise relates to the business of Organovo or any of its Subsidiaries or to any of the material assets owned or used by Organovo or any of its Subsidiaries;

(d)    to the Knowledge of Organovo, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Organovo Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Organovo Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Organovo Contract; (iii) accelerate the maturity or performance of any Organovo Contract; or (iv) cancel, terminate or modify any term of any Organovo Contract; except, in the case of any Organovo Material Contract, any non-material breach, default, penalty or modification and in the case of all other Organovo Contracts, any breach, default, penalty or modification that would not result in an Organovo Material Adverse Effect;

(e)    result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Organovo (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the material assets subject thereto or materially impair the operations of Organovo); or

(f)    result in the transfer of any material asset of Organovo or any Organovo Subsidiaries to any Person.

Except (i) for any Consent set forth on Part 3.18 of the Organovo Disclosure Schedule under any Organovo Contract, (ii) the approval of the Organovo Stockholder Proposals and the issuance of shares of Organovo Common Stock, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the filing of an amendment to Organovo’s certificate of incorporation to effect the Reverse Split and the Corporate Name Change, and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, Organovo was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions.

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3.19    Bank Accounts. Part 3.19(a) of the Organovo Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Organovo or any of its Subsidiaries at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of September 30, 2019 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

3.20    No Financial Advisor. Except as set forth on Part 3.20 of the Organovo Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Organovo or any of its Subsidiaries.

3.21    Title to Assets. Each of Organovo and the Organovo Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All such assets are owned by Organovo or an Organovo Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Organovo Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Organovo or any Organovo Subsidiary; and (iii) liens listed in Part 3.21 of the Organovo Disclosure Schedule.

3.22    Real Property; Leasehold. Neither Organovo nor any Organovo Subsidiary owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.22 of the Organovo Disclosure Schedule, which are in full force and effect and with no existing default thereunder.

3.23    Valid Issuance. The Organovo Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement be validly issued, fully paid and nonassessable.

3.24    Privacy. Organovo has complied with all Laws and its respective internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by Organovo or by third parties having authorized access to the records of Organovo. The execution, delivery and performance of this Agreement will comply with all Laws relating to privacy and with Organovo’s privacy policies. Organovo has not received a written complaint regarding Organovo’s collection, use or disclosure of personally identifiable information.

3.25    Disclosure. The information supplied by Organovo and each Organovo Subsidiary for inclusion in the Proxy Statement (including any Buyer Financials) will not, as of the date of the Proxy Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

3.26    No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither Organovo nor any other Person on behalf of Organovo makes any express or implied representation or warranty with respect to Organovo or any of its Subsidiaries or with respect to any other information provided to Buyer in connection with the transactions contemplated hereby.

3.27    Disclaimer of Other Representations and Warranties. Each of Organovo and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) Buyer is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of Organovo, Merger Sub or their respective Representatives is relying on any representation or warranty of Buyer

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except for those expressly set forth in this Agreement, (b) no Person has been authorized by Buyer to make any representation or warranty relating to Buyer or its business, and if made, such representation or warranty must not be relied upon by Organovo or Merger Sub as having been authorized by Buyer and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Organovo, Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement.

ARTICLE 4

CERTAIN COVENANTS OF THE PARTIES

4.1    Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

(i)    the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within thirty (30) days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii)    any written materials or communications sent by or on behalf of a Party to its stockholders;

(iii)    any material notice, document or other communication sent by or on behalf of a Party to any party to any Organovo Material Contract or Buyer Material Contract, as applicable, or sent to a Party by any party to any Organovo Material Contract or Buyer Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Organovo Material Contract or Buyer Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business and consistent with past practices);

(iv)    any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Contemplated Transactions;

(v)    any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vi)    any material notice, report or other document received by a Party from any Governmental Body.

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Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such Party requires such Party to restrict or prohibit access to any of such Party’s properties or information.

4.2    Operation of Organovo’s Business.

(a)    Except as set forth on Part 4.2(a) of the Organovo Disclosure Schedule, during the Pre-Closing Period: (i) each of Organovo and the Organovo Subsidiaries shall conduct its business and operations: (A) in the Ordinary Course of Business and in accordance with past practices; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Organovo Material Contracts; (ii) continue to make regularly scheduled payments on its existing debt when due and payable (and not make any prepayments), if any; (iii) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable; and (iv) promptly notify Buyer of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Organovo or any of its Subsidiaries that is commenced, or, to the Knowledge of Organovo, threatened against, Organovo or any of its Subsidiaries after the date of this Agreement; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement, including the Organovo Disclosure Schedule.

(b)    During the Pre-Closing Period, Organovo shall promptly notify Buyer in writing, by delivery of an updated Organovo Disclosure Schedule, of: (i) the discovery by Organovo of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Organovo in this Agreement in a manner that causes the conditions set forth in Section 8.1 not to be satisfied; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Organovo in this Agreement in a manner that causes the conditions set forth in Section 8.1 not to be satisfied if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Organovo; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, Organovo shall promptly advise Buyer in writing of any Legal Proceeding or material, written claim threatened, commenced or asserted against or with respect to, or otherwise affecting, Organovo or its Subsidiaries or, to the Knowledge of Organovo, any director, officer or Key Employee of Organovo. No notification given to Buyer pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Organovo or any of its Subsidiaries contained in this Agreement or the Organovo Disclosure Schedule for purposes of Section 8.1.

4.3    Operation of Buyer’s Business.

(a)    Except as set forth on Part 4.3(a) of the Buyer Disclosure Schedule, during the Pre-Closing Period: (i) each of Buyer and its Subsidiaries shall conduct its business and operations: (A) in the Ordinary Course of Business and in accordance with past practices; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Buyer Material Contracts; and (ii) each of Buyer and its Subsidiaries shall use commercially reasonable efforts to keep available the services of its current Key Employees and officers and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees and other Persons having material business relationships with Buyer or its Subsidiaries; (iii) continue to make regularly scheduled payments on its existing debt when due and payable (and

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not make any prepayments), if any; (iv) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable; and (v) promptly notify Organovo of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Buyer or any of its Subsidiaries that is commenced, or, to the Knowledge of Buyer, threatened against, Buyer or any of its Subsidiaries after the date of this Agreement; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement, including the Buyer Disclosure Schedule.

(b)    During the Pre-Closing Period, Buyer shall promptly notify Organovo in writing, by delivery of an updated Buyer Disclosure Schedule, of: (i) the discovery by Buyer of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Buyer in this Agreement in a manner that causes the conditions set forth in Section 7.1 not to be satisfied; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Buyer in this Agreement in a manner that causes the conditions set forth in Section 7.1 not to be satisfied if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Buyer; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, Buyer shall promptly advise Organovo in writing of any Legal Proceeding or material, written claim threatened in writing, commenced or asserted against or with respect to, or otherwise affecting, Buyer or any of its Subsidiaries or, to the Knowledge of Buyer, any director, officer or Key Employee of Buyer or any of its Subsidiaries. No notification given to Organovo pursuant to this Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Buyer contained in this Agreement or the Buyer Disclosure Schedule for purposes of Section  7.1.

4.4    Negative Obligations.

(a)    Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.4(a) of the Organovo Disclosure Schedule, or (iii) with the prior written consent of Buyer, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time, Organovo shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock; or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Organovo Common Stock from terminated employees of Organovo);

(ii)    amend the certificate of incorporation, bylaws or other charter or organizational documents of Organovo, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

(iii)    other than in connection with the Contemplated Transactions, sell, issue or grant, or authorize the issuance of (or make any commitments to do any of the foregoing): (i) any capital stock or other security (except for shares of Organovo Common Stock issued (x) upon the valid exercise of Organovo Options outstanding as of the date of this Agreement, (y) settlement of Organovo RSUs outstanding as of the date of this

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Agreement or sales of shares of Organovo Common Stock issued upon vesting and/or settlement of Organovo RSUs outstanding as of the date of this Agreement to cover tax obligations upon such vesting and/or settlement, or (z) upon the valid exercise of Organovo Warrants outstanding as of the date of this Agreement); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iv)    form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v)    lend money to any Person; other than in the Ordinary Course of Business, incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment;

(vi)    adopt, establish or enter into any Organovo Employee Plan; cause or permit any Organovo Employee Plan to be amended other than as required by law, subject to prior review and approval (with such approval not to be unreasonably withheld, conditioned or delayed) by Buyer; pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees; or increase the severance or change of control benefits offered to any current or new service providers;

(vii)    other than an Organovo Asset Sale, enter into any material transaction outside the Ordinary Course of Business;

(viii)    acquire any material asset nor, other than an Organovo Asset Sale, sell, lease other otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix)    make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes); enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x)    enter into, amend or terminate any Organovo Material Contract, other than an Organovo Asset Sale;

(xi)    materially change pricing or royalties or other payments set or charged by Organovo or any Organovo Subsidiary to its customers or licensees; agree to materially increase pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Organovo; or materially increase pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Organovo; or

(xii)    agree, resolve or commit to do any of the foregoing.

(b)    Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth on Part 4.4(b) of the Buyer Disclosure Schedule, (iii) as contemplated by an Approved Financing, or (iv) with the prior written consent of Organovo (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the

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earlier to occur of the termination of this Agreement pursuant to Article 9 and the Effective Time, Buyer shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)     (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock (other than for shares of Buyer Capital Stock issuable as a dividend that have accrued pursuant to Buyer’s certificate of incorporation), or (ii) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Buyer Common Stock from terminated employees of Buyer);

(ii)    amend the certificate of incorporation, bylaws or other charter or organizational documents of Buyer, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, except as related to the Contemplated Transactions;

(iii)    other than in connection with the Contemplated Transactions, sell, issue or grant, or authorize the issuance of (or make any commitments to do any of the foregoing): (i) any capital stock or other security (except for shares of Buyer Common Stock issued upon the valid exercise of Buyer Options or Buyer Warrants outstanding as of the date of this Agreement); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iv)    form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v)    other than in the Ordinary Course of Business, (i) lend money to any Person; (ii) incur or guarantee any indebtedness for borrowed money; (iii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guarantee any debt securities of others; or (v) make any capital expenditure or commitment;

(vi)    other than in the Ordinary Course of Business, (i) adopt, establish or enter into any Buyer Employee Plan, (ii) cause or permit any Buyer Employee Plan to be amended other than as required by law, (iii) pay any bonus or made any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees, or (iv) increase the severance or change of control benefits offered to any current or new service providers;

(vii)    enter into any material transaction outside the Ordinary Course of Business;

(viii)    acquire any material asset nor sell, lease other otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix)    make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes); settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x)    enter into, amend or terminate any Buyer Material Contract other than in the Ordinary Course of Business with respect to the business as currently being conducted;

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(xi)    other than in the Ordinary Course of Business, materially change pricing or royalties or other payments set or charged by Buyer or any Buyer Subsidiary to its customers or licensees; agree to materially increase pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Buyer or materially increase pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Buyer; or

(xii)    agree, resolve or commit to do any of the foregoing.

4.5    No Solicitation.

(a)    From an after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 9, each Party agrees that neither it nor any of its Subsidiaries shall, and each Party will use its reasonable best efforts to cause each of its the officers, directors, employees, investment bankers, attorneys, accountants, Representatives, consultants or other agents retained by it or any of its Subsidiaries not to, directly or indirectly: (i) solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any nonpublic information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.2 and Section 5.3); (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to the other Party); provided, however, that, notwithstanding anything contained in this Section 4.5(a), prior to the adoption and approval of this Agreement by a Party’s stockholders (i.e., the Required Organovo Stockholder Vote, in the instance of Organovo), (I) such Party may furnish nonpublic information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Inquiry or Acquisition Proposal, which such Party’s Board of Directors determines in good faith, after consultation with a nationally recognized independent financial advisor, if any, and its outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Offer if: (A) neither such Party nor any Representative of such Party shall have breached this Section 4.5; with respect to such Acquisition Inquiry or Acquisition Proposal (B) the Board of Directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would result in a breach of the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; (C) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person (and the other information required by Section 4.5(b)); (D) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement (and a copy of any such an executed confidentiality agreement is provided promptly to the other Party); and (E) at least five (5) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party), and (II) such Party may grant any waiver or release under any confidentiality, standstill or similar agreement referenced in the foregoing clause (vi) for the sole purpose of allowing any Person that has made an Acquisition Inquiry to privately make a bona fide written Acquisition Proposal, if: (A) neither such Party nor any Representative of such Party shall have breached this Section 4.5 with respect to such Acquisition Inquiry or Acquisition Proposal; and (B) the Board of Directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to grant such waiver or release would result in a breach of the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements. Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if

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taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(b)    If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof, including copies of all documentation submitted to such Party reasonably relevant to evaluating such Acquisition Proposal or Acquisition Inquiry). Such Party shall keep the other Party informed in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto. In addition to the foregoing, each Party shall provide the other Party with at least twenty-four (24) hours written notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry it has received.

(c)    Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and cause the destruction or return of any nonpublic information provided to such Person.

ARTICLE 5

ADDITIONAL AGREEMENTS OF THE PARTIES

5.1    Registration Statement; Proxy Statement/Prospectus/Information Statement.

(a)    As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC a Form S-4 Registration Statement, in which a Proxy Statement for the Organovo stockholders will be included as a prospectus. Organovo covenants and agrees that the Proxy Statement, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the stockholders of Organovo, at the time of the Organovo Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Organovo further covenants to keep the Form S-4 Registration Statement effective for so long as necessary to complete the Merger and pursuant to the terms of this Agreement. Prior to the Form S-4 Registration Statement being declared effective, (1) Organovo shall use its reasonable best efforts to execute and deliver to Cooley and to Gunderson the applicable “Tax Representation Letter” referenced in Section 5.11(c); and (2) Organovo shall use its reasonable best efforts to execute and deliver to Gunderson and to Cooley the applicable “Tax Representation Letter” referenced in Section 5.11(c). Following the delivery of the Tax Representation Letters pursuant to the preceding sentence, (x) Buyer shall use its commercially reasonable efforts to cause Cooley to deliver to it a Tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (y) Organovo shall use its commercially reasonable efforts to cause Gunderson to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the Tax Representation Letters referred to in this Section 5.1(a) and Section 5.11(c). Notwithstanding the foregoing, Organovo makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by Buyer specifically for inclusion therein.

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Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Organovo’s stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Organovo or Buyer occurs, or if Organovo or Buyer becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement, then such Party shall promptly inform the other Party thereof and shall cooperate fully in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Organovo’s stockholders.

(b)    Prior to the Effective Time, Organovo shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Organovo Common Stock to be issued in the Merger (to the extent required) shall be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Buyer Capital Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote pursuant to the Organovo Stockholders’ Meeting; provided, however, that Organovo shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

(c)    Buyer shall reasonably cooperate with Organovo and provide, and require its Representatives, advisors, accountants and attorneys to provide, Organovo and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding Buyer that is required by law to be included in the Form S-4 Registration Statement or reasonably requested from Buyer to be included in the Form S-4 Registration Statement. Without limiting the foregoing, Buyer will use commercially reasonable efforts to cause to be delivered to Organovo a letter of Buyer’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Organovo), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

5.2    Buyer Stockholder Written Consent.

(a)    Promptly after the S-4 Registration Statement shall have been declared effective under the Securities Act, and in any event no later than ten (10) Business Days thereafter, Buyer shall obtain the approval by written consent from certain of those Buyer stockholders sufficient for the Required Buyer Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL for purposes of (i) adopting this Agreement and approving the Merger, including the Preferred Stock Conversion, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL. Under no circumstances shall Buyer assert that any other approval or consent is necessary by its stockholders to approve the Merger or this Agreement.

(b)    Buyer agrees that, subject to Section 5.2(c): (i) Buyer’s Board of Directors shall recommend that Buyer’s stockholders vote to adopt and approve this Agreement and the Merger and shall use its reasonable best efforts to solicit such approval within the timeframe set forth in Section 5.2(a) above (the recommendation

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of Buyer’s Board of Directors that Buyer’s stockholders vote to adopt and approve this Agreement being referred to as the “Buyer Board Recommendation”); and (ii) the Buyer Board Recommendation shall not be withdrawn or modified in a manner adverse to Organovo, and no resolution by the Board of Directors of Buyer or any committee thereof to withdraw or modify the Buyer Board Recommendation in a manner adverse to Organovo shall be adopted or proposed.

(c)    Notwithstanding anything to the contrary contained in Section 5.2(b), if at any time prior to the approval of this Agreement by the Required Buyer Stockholder Vote, Buyer receives a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a breach of Section 4.5) from any Person that has not been withdrawn and, after consultation with outside legal counsel, the Buyer Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, the Buyer’s Board of Directors may withhold, amend, withdraw or modify the Buyer Board Recommendation in a manner adverse to Organovo or recommend such Superior Offer (collectively a “Buyer Board Adverse Recommendation Change”) if, but only if, Buyer’s Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to effect a Buyer Board Adverse Recommendation Change, in light of such Superior Offer, would constitute a breach of its fiduciary duties under applicable Legal Requirements; provided, that, before making a Buyer Board Adverse Recommendation Change, (i) Organovo receives written notice from Buyer confirming that Buyer’s Board of Directors intends to change its recommendation at least five (5) Business Days in advance of effecting a Buyer Board Adverse Recommendation Change (the “Buyer Recommendation Determination Notice”); (ii) such notice describes in reasonable detail the reasons for such intention and shall specify the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other documents reflecting the material terms relating thereto); and (iii) if requested by Organovo, Buyer shall, during such five (5) Business Day period, negotiate with Organovo in good faith to make such adjustments to the terms and conditions of this Agreement so that the Buyer Board Adverse Recommendation Change is no longer necessary and such Acquisition Proposal no longer constitutes a Superior Offer. The requirements and provisions of this Section 5.2(c) shall also apply in the event of any material change to the terms of any such Acquisition Proposal and each such material change shall require a new Buyer Recommendation Determination Notice, except that the references to five (5) Business Days shall be deemed to be three (3) Business Days.

(d)    Notwithstanding anything to the contrary contained in Section 5.2(b), if at any time prior to the approval of this Agreement by the Required Buyer Stockholder Vote, the Buyer Board of Directors may, if an event, fact, development, circumstance or occurrence that affects or would be reasonably likely to affect the business, assets or operations of Buyer that occurs or arises after the date of this Agreement, was neither known nor reasonably foreseeable by the Buyer Board of Directors as of, or prior to, the date of this Agreement and becomes known by the Buyer Board of Directors after the date of this Agreement (a “Buyer Intervening Event”), effect a Buyer Board Adverse Recommendation Change if it determines in good faith, following consultation with its outside legal counsel, that the failure to effect a Buyer Board Adverse Recommendation Change in light of such Buyer Intervening Event would constitute a breach of its fiduciary duties under applicable Legal Requirements; provided, however, that the Buyer Board of Directors may not effect a Buyer Board Adverse Recommendation Change due to an Intervening Event unless (i) Organovo shall have provided prior written notice to Buyer (the “Buyer Intervening Event Recommendation Determination Notice”) at least five (5) Business Days in advance of its intention to effect such Buyer Board Adverse Recommendation Change, (ii) such notice describes in reasonable detail the facts and reasons for such intention, and (iii) if requested by Organovo, Buyer shall, during such five (5) Business Day period, negotiate with Organovo in good faith to make such adjustments to the terms and conditions of this Agreement so that the Buyer Board Adverse Recommendation Change in connection with the Buyer Intervening Event is no longer necessary. The provisions of this Section 5.2(d) shall also apply to any material change to the facts and circumstances relating to any such Buyer Intervening Event and each such material change shall require a new Buyer Intervening Event Recommendation Determination Notice, except that the references to five (5) Business Days shall be deemed to be three (3) Business Days. For further clarity, the Buyer Board of Directors shall not be permitted to effect an

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Buyer Board Adverse Recommendation Change pursuant to this Section 5.2(d) with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to Section 5.2(c).

5.3    Organovo Stockholders’ Meeting.

(a)    Organovo shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Organovo Common Stock to vote on the Organovo Stockholder Proposals (such meeting, the “Organovo Stockholders’ Meeting”). The Organovo Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act, and in any event within forty five (45) days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such forty five (45) day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending). Organovo shall take reasonable measures to ensure that all proxies solicited in connection with the Organovo Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b)    Organovo agrees that, subject to Section 5.3(c): (i) Organovo’s Board of Directors shall approve the New Tarveda Equity Plan and recommend that the holders of Organovo Common Stock vote to approve the Organovo Stockholder Proposals and shall use its reasonable best efforts to solicit such approval within the timeframe set forth in Section 5.3(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Organovo recommends that Organovo’s stockholders vote to adopt and approve the Organovo Stockholder Proposals (the recommendation of Organovo’s Board of Directors that Organovo’s stockholders vote to approve the Organovo Stockholder Proposals being referred to as the “Organovo Board Recommendation”); and (iii) the Organovo Board Recommendation shall not be withdrawn or modified in a manner adverse to Buyer, and no resolution by the Board of Directors of Organovo or any committee thereof to withdraw or modify the Organovo Board Recommendation in a manner adverse to Buyer shall be adopted or proposed.

(c)    Notwithstanding anything to the contrary contained in Section 5.3(b), if at any time prior to the approval of the Organovo Stockholder Proposals by the Required Organovo Stockholder Vote, Organovo receives a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a breach of Section 4.5) from any Person that has not been withdrawn and, after consultation with outside legal counsel, the Organovo Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, Organovo’s Board of Directors may withhold, amend, withdraw or modify the Organovo Board Recommendation in a manner adverse to Buyer or recommend such Superior Offer (collectively an “Organovo Board Adverse Recommendation Change”) if, but only if, Organovo’s Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to effect an Organovo Board Adverse Recommendation Change, in light of such Superior Offer, would constitute a breach of its fiduciary duties under applicable Legal Requirements; provided, that, before making an Organovo Board Adverse Recommendation Change, (i) Buyer receives written notice from Organovo confirming that Organovo’s Board of Directors intends to change its recommendation at least five (5) Business Days in advance of effecting an Organovo Board Adverse Recommendation Change (the “Organovo Recommendation Determination Notice”); (ii) such notice describes in reasonable detail the reasons for such intention and shall specify the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other documents reflecting the material terms relating thereto); and (iii) if requested by Buyer, Organovo shall, during such five (5) Business Day period, negotiate with Buyer in good faith to make such adjustments to the terms and conditions of this Agreement so that the Organovo Board Adverse Recommendation Change is no longer necessary and such Acquisition Proposal no longer constitutes a Superior Offer. The requirements and provisions of this Section 5.3(c) shall also apply in the event of any material change to the terms of any such Acquisition Proposal and each such material change shall require a new Organovo Recommendation Determination Notice, except that the references to five (5) Business Days shall be deemed to be three (3) Business Days.

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(d)     Notwithstanding anything to the contrary contained in Section 5.3(b), if at any time prior to the approval of the Organovo Stockholder Proposals, the Organovo Board of Directors may, if an event, fact, development, circumstance or occurrence that affects or would be reasonably likely to affect the business, assets or operations of Organovo that occurs or arises after the date of this Agreement, was neither known nor reasonably foreseeable by the Organovo Board of Directors as of, or prior to, the date of this Agreement and becomes known by the Organovo Board of Directors after the date of this Agreement (an “Organovo Intervening Event”), effect an Organovo Board Adverse Recommendation Change if it determines in good faith, following consultation with its outside legal counsel, that the failure to effect an Organovo Board Adverse Recommendation Change in light of such Organovo Intervening Event would constitute a breach of its fiduciary duties under applicable Legal Requirements; provided, however, that the Organovo Board of Directors may not effect an Organovo Board Adverse Recommendation Change due to an Intervening Event unless (i) Organovo shall have provided prior written notice to Buyer (the “Organovo Intervening Event Recommendation Determination Notice”) at least five (5) Business Days in advance of its intention to effect such Organovo Board Adverse Recommendation Change, (ii) such notice describes in reasonable detail the facts and reasons for such intention, and (iii) if requested by Buyer, Organovo shall, during such five (5) Business Day period, negotiate with Buyer in good faith to make such adjustments to the terms and conditions of this Agreement so that the Organovo Board Adverse Recommendation Change in connection with the Organovo Intervening Event is no longer necessary. The provisions of this Section 5.3(d) shall also apply to any material change to the facts and circumstances relating to any such Organovo Intervening Event and each such material change shall require a new Organovo Intervening Event Recommendation Determination Notice, except that the references to five (5) Business Days shall be deemed to be three (3) Business Days. For further clarity, the Organovo Board of Directors shall not be permitted to effect an Organovo Board Adverse Recommendation Change pursuant to this Section 5.3(d) with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to Section 5.3(c).

(e)    Nothing contained in this Agreement shall prohibit Organovo or its Board of Directors from (i) taking and disclosing to the stockholders of Organovo a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act), and (ii) making a “stop, look and listen” communication to the stockholders of Organovo pursuant to Rule 14d-9(f) under the Exchange Act, provided, however, that this Section 5.3(e) shall not be deemed to affect whether any such disclosure, other than such a “stop, look and listen” communication, would otherwise be deemed to be an Organovo Board Adverse Recommendation Change. Organovo shall not affect an Organovo Board Adverse Recommendation Change unless specifically permitted pursuant to the terms of Sections 5.3(c) and (d). For clarity, a factually accurate public statement that describes Organovo’s receipt of an Acquisition Proposal, that no position has been taken by the Organovo Board of Directors as to the advisability or desirability of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed an Organovo Board Adverse Recommendation Change.

5.4    Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Buyer and Organovo shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

5.5    Buyer Options and Warrants.

(a)    At the Effective Time, each Buyer Option that is outstanding and unexercised immediately prior to the Effective Time under the Equity Incentive Plan, whether or not vested, shall be converted into and

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become an option to purchase Organovo Common Stock, and Organovo shall assume the Equity Incentive Plan and each such Buyer Option in accordance with the terms of the Equity Incentive Plan and the terms of the stock option agreement by which such Buyer Option is evidenced. All rights with respect to Buyer Common Stock under Buyer Options assumed by Organovo shall thereupon be converted into rights with respect to Organovo Common Stock. Accordingly, from and after the Effective Time: (i) each Buyer Option assumed by Organovo may be exercised solely for Organovo Common Stock; (ii) the number of shares of Organovo Common Stock subject to each Buyer Option assumed by Organovo shall be determined by multiplying (A) the number of shares of Buyer Common Stock that were subject to such Buyer Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Organovo Common Stock; (iii) the per share exercise price for the Organovo Common Stock issuable upon exercise of each Buyer Option assumed by Organovo shall be determined by dividing (A) the per share exercise price of the shares of Buyer Common Stock subject to such Buyer Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Buyer Option assumed by Organovo shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Buyer Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Buyer Option, such Buyer Option assumed by Organovo in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Organovo Common Stock subsequent to the Effective Time; and (B) Organovo’s Board of Directors or a committee thereof shall succeed to the authority and responsibility of Buyer’s Board of Directors or any committee thereof with respect to each Buyer Option assumed by Organovo. Notwithstanding anything to the contrary in this Section 5.5(a), the conversion of each Buyer Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Organovo Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Buyer Option shall not constitute a “modification” of such Buyer Option for purposes of Section 409A or Section 424 of the Code.

(b)    Organovo shall file with the SEC, no later than thirty (30) days after the Effective Time, a registration statement on Form S-8, if available for use by Organovo, relating to the shares of Organovo Common Stock issuable with respect to Buyer Options assumed by Organovo in accordance with Section 5.5(a).

(c)    Subject to Section 5.5(d), at the Effective Time, each Buyer Warrant that is outstanding and unexercised immediately prior to the Effective Time (for the avoidance of doubt, excluding Buyer Warrants that are deemed to have been automatically exercised pursuant to their terms as a result of the consummation of the Merger), if any, shall be converted into and become a warrant to purchase shares of Organovo Common Stock and Organovo shall assume each such Buyer Warrant in accordance with its terms. All rights with respect to Buyer Common Stock under Buyer Warrants assumed by Organovo shall thereupon be converted into rights with respect to shares of Organovo Common Stock. Accordingly, from and after the Effective Time: (i) each Buyer Warrant assumed by Organovo may be exercised solely for shares of Organovo Common Stock; (ii) the number of shares of Organovo Common Stock subject to each Buyer Warrant assumed by Organovo shall be determined by multiplying (A) the number of shares of Buyer Common Stock, or the number of shares of Buyer Common Stock issuable upon exercise of the Buyer Warrants, that were subject to such Buyer Warrant immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Organovo Common Stock; (iii) the per share exercise price for the shares of Organovo Common Stock issuable upon exercise of each Buyer Warrant assumed by Organovo shall be determined by dividing the per share exercise price of Buyer Common Stock subject to such Buyer Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Buyer Warrant assumed by Organovo shall continue in full force and effect and the term and other provisions of such Buyer Warrant shall otherwise remain unchanged.

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(d)    Prior to the Effective Time, Buyer shall take all actions that may be necessary (under the Equity Incentive Plan, the Buyer Warrants and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Buyer Options and Buyer Warrants have no rights with respect thereto other than those specifically provided in this Section  5.5.

5.6    Employee Benefits. Effective as of the day immediately preceding the Closing Date, Organovo shall terminate all Organovo Employee Plans that are “employee benefit plans” within the meaning of ERISA, including any Organovo Employee Plans intended to include a Section 401(k) arrangement (unless Buyer provides written notice to Organovo no later than three Business Days prior to the Closing Date that such 401(k) plans or other Organovo Employee Plans shall not be terminated). Organovo shall provide Buyer with evidence that such Organovo Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of Organovo’s Board of Directors (or other relevant committee thereof or governing body). The form and substance of such resolutions shall be subject to review and approval by Buyer. Organovo shall also take such other actions in furtherance of terminating such Organovo Employee Plan(s) as Buyer may reasonably require. In the event that termination of Organovo’s 401(k) plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then Organovo shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Buyer.

5.7    Indemnification of Officers and Directors.

(a)    From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Organovo and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Organovo or Buyer (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Organovo or Buyer, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from Organovo and the Surviving Corporation, jointly and severally, upon receipt by Organovo or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)    The Certificate of Incorporation and Bylaws of each of Organovo and the Surviving Corporation shall contain, and Organovo shall cause the Certificate of Incorporation and Bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Organovo and Buyer than are presently set forth in the Certificate of Incorporation and Bylaws of Organovo and Buyer, applicable, which provisions shall not be amended, modified or repealed for a period of six years’ time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Organovo and Buyer, as applicable.

(c)    Organovo shall purchase an insurance policy with an effective date as of the Closing which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by Organovo; provided, that Organovo may, at its sole cost and expense, substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable.

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(d)    Organovo shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.7 in connection with their successful enforcement of their rights provided in this Section 5.7.

(e)    The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Organovo and the Buyer, as applicable, by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives. In addition to the rights provided by this Agreement, to the extent that current and former officers and directors of Organovo have existing rights under any agreement between such officer or director and Organovo with respect to indemnification, the Surviving Corporation will take all good faith efforts necessary to maintain in place such other agreement and to indemnify such officer or director to the maximum extent possible under this Agreement as well as such other agreement.

(f)    In the event Organovo or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Organovo or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7.

5.8    Additional Agreements(a) . (a) The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b)    Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Authority or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order might not be advisable.

5.9    Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of Buyer and Organovo may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are

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consistent with previous press releases, public disclosures or public statements made by Buyer or Organovo in compliance with this Section 5.9.

5.10    Listing. Organovo shall use its commercially reasonable efforts: (i) to maintain its existing listing on The Nasdaq Global Market or The Nasdaq Capital Market until the Closing Date and to obtain approval of the listing of the combined company on The Nasdaq Global Market or The Nasdaq Capital Market; (ii) without derogating from the generality of the requirements of clause “(i)” and to the extent required by the rules and regulations of Nasdaq, to (x) prepare and submit to Nasdaq a notification form for the listing of the shares of Organovo Common Stock to be issued and (y) to cause such shares to be approved for listing (subject to notice of issuance) on The Nasdaq Global Market or The Nasdaq Capital Market; and (iii) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Organovo Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. Buyer will cooperate with Organovo as reasonably requested by Organovo with respect to the Nasdaq Listing Application and promptly furnish to Organovo all information concerning Buyer and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section  5.10.

5.11    Tax Matters.

(a)    Organovo, Merger Sub and Buyer shall use their respective reasonable best efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b)    This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations section 1.368-2(g). The Parties shall treat and shall not take any Tax reporting position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c)    Organovo shall use its reasonable best efforts to deliver to Gunderson and Cooley LLP (“Cooley”) (or to Organovo’s Replacement Counsel or Buyer’s Replacement Counsel, in each case, if applicable) a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Organovo, containing representations of Organovo substantially in the form set forth in Section 5.11(c) of the Organovo Disclosure Schedule, and Buyer shall use its reasonable best efforts to deliver to Gunderson and Cooley (or to Organovo’s Replacement Counsel or Buyer’s Replacement Counsel, in each case, if applicable) a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Buyer, containing representations of Buyer substantially in the form set forth in Section 5.11(c) of the Buyer Disclosure Schedule, in each case as shall be reasonably necessary or appropriate to enable Cooley (or Buyer’s Replacement Counsel, if applicable) to render the opinion described in Section 8.9 of this Agreement and Gunderson (or Organovo’s Replacement Counsel, if applicable) to render the opinion described in Section 7.7 of this Agreement. Each of the parties shall use its reasonable best efforts not to, and not permit any affiliate or any Subsidiary to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to counsel in the Tax representation letters described in this Section 5.11(c).

5.12    Legends. Organovo shall be entitled to place appropriate legends on the certificated and non-certificated book entries evidencing any Organovo Common Stock to be received by equity holders of Buyer who may be considered “affiliates” of Organovo for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Organovo Common Stock.

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5.13    Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement, to cause the Closing to occur as promptly as reasonably possible and to enable the combined entity to continue to meet its obligations following the Closing.

5.14    Directors and Officers. Organovo and Buyer shall obtain and deliver to the other Party at or prior to the Effective Time the resignation of each officer and director of Organovo or Buyer who is not continuing as an officer or director of Organovo following the Effective Time. Immediately after the Effective Time, Organovo’s Board of Directors shall consist of eight (8) members, six (6) of whom shall be designated by Buyer and two (2) of whom shall be designated by members of Organovo’s Board of Directors prior to the Effective Time. Prior to the Effective Time, but to be effective at the Effective Time, the Board of Directors of Organovo shall appoint such six (6) board designees selected by Buyer prior to the Closing Date. Immediately following the Effective Time, a majority of the members of Organovo’s Board of Directors shall meet the requisite independence requirements of Nasdaq’s listing standards. The Parties shall further take all necessary action so that the Persons listed in Schedule 5.14 are elected or appointed, as applicable, to the positions of officers and directors of Organovo and the Surviving Corporation, as set forth therein, to service in such positions effective as of the Effective Time. If any Person designated as a director pursuant to this Section 5.14 is unable or unwilling to serve as a director of Organovo after the Effective Time, as set forth therein, the Party appointing such Person shall designate a successor.

5.15    Section 16 Matters. Prior to the Effective Time, Organovo shall take all such steps as may be required to cause any acquisitions of Organovo Common Stock and any options to purchase Organovo Common Stock resulting from the Merger, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Organovo, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.16    Reverse Split and Corporate Name Change. Organovo shall submit to the holders of Organovo Common Stock at the Organovo Stockholders’ Meeting a proposal to approve and adopt an amendment to the Organovo Certificate of Incorporation to authorize the Board of Directors of Organovo to effect a reverse stock split of all outstanding shares of Organovo Common Stock at a reverse stock split ratio in the range mutually agreed to by Organovo and Buyer (the “Reverse Split”) and to effect the Corporate Name Change.

5.17    Termination of Certain Agreements and Rights. Buyer shall use its commercially reasonable efforts to terminate at or prior to the Effective Time, those agreements set forth on Schedule C (collectively, the “Investor Agreements”).

5.18    Certificates.

(a)    Buyer will prepare and deliver to Organovo at least two (2) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer and Secretary of Buyer in a form reasonably acceptable to Organovo which sets forth a true and complete list of the holders of Buyer Common Stock, Buyer Option and Buyer Warrants as of immediately prior to the Effective Time and the number of shares of Buyer Common Stock owned and/or underlying the Buyer Options or Buyer Warrants held by such holders (the “Allocation Certificate”).

(b)    Organovo shall prepare and deliver to Buyer at least five (5) calendar days prior to the Closing Date a certificate signed by the Chief Financial Officer of Organovo in a form reasonably acceptable to Buyer which sets forth an estimate prepared in good faith of (i) the Organovo Net Cash and (ii) Organovo Debt, each as of the Closing Date, determined in a manner consistent with the manner in which such items were historically determined and in accordance with Buyer’s most recent audited financial statements which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably

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requested by Buyer to verify and determine the information contained therein (the “Estimated Net Cash Certificate”).

(c)    Buyer shall prepare and deliver to Organovo at least five (5) calendar days prior to the Closing Date a certificate signed by the Chief Financial Officer of Buyer in a form reasonably acceptable to Organovo which sets forth an itemized list of each element of Buyer’s (i) cash and cash equivalents and (ii) Buyer Debt, each as of the Closing Date determined in a manner consistent with the manner in which such items were historically determined and in accordance with Buyer’s most recent audited financial statements (the “Buyer Estimated Cash and Debt Statement”) which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by Organovo to verify and determine the information contained therein.

5.19    Litigation. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 10, Organovo shall promptly notify Buyer of any litigation brought, or threatened, against Organovo and/or members of the Board of Directors of Organovo or any of its officers relating to the Contemplated Transactions or otherwise and shall keep Buyer informed on a reasonably current basis with respect to the status thereof. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 10, Buyer shall promptly notify Organovo of any litigation brought, or threatened, against Buyer and/or members of the Board of Directors of Buyer or any of its officers relating to the Contemplated Transactions or otherwise and shall keep Organovo informed on a reasonably current basis with respect to the status thereof. Each Party shall give the other Party the right to review and comment on all material filings or responses to be made by such Party in connection with the foregoing and, no settlement shall be agreed to in connection with the foregoing without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Organovo shall give Buyer the opportunity to participate in the defense or settlement of any stockholder litigation or investigation relating to this Agreement or any of the Contemplated Transactions, and, to the extent any such litigation or investigation is ongoing prior to the Effective Time, shall not settle any such litigation or investigation without Buyer’s written consent (which consent shall not be unreasonably withheld).

5.20    Organovo Asset Sale. Buyer and Organovo agree that Organovo may (i) without the prior written consent of Buyer, sell, assign, or otherwise dispose of, in one or more transactions, IP Rights, inventory, equipment and related agreements, assets and technology at any time prior to, concurrent with or immediately after the Closing in a transaction with a sales price less than $250,000, provided that such purchase price is actually paid in cash prior to, concurrent with or immediately after the Closing, (ii) without the prior written consent of Buyer, sell, assign, or otherwise dispose of, in one or more transactions, IP Rights, inventory, equipment and related agreements, assets and technology at any time concurrent with the Closing where the terms of the definitive agreement provide that the purchase price is to be placed in escrow and released concurrently with or immediately prior to the Closing without the requirement that any other conditions are satisfied prior to the release of the purchase price from escrow (other than customary conditions related to delivery of assets and assignment agreements) and (iii) subject to subsection (i) of this Section 5.20, with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), sell, assign, or otherwise dispose of, in one or more transactions, IP Rights, inventory, equipment and related agreements, assets and technology at any time prior to or immediately after the Closing, provided that each such sale or disposition listed in (ii) and (iii) of this Section 5.20 is also approved by the Organovo Board of Directors or a committee thereof (each such sale or disposition listed in (i), (ii) and (iii), an “Organovo Asset Sale”). Organovo shall provide Buyer with written notice of any proposed Organovo Asset Sale at least seven (7) Business Days prior to the consummation of such Organovo Asset Sale, which notice shall include the material terms relating to such Organovo Asset Sale (including the potential continuing obligations or liabilities).

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ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1    Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.

6.2    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Contemplated Transactions illegal.

6.3    Stockholder Approval. This Agreement, the Merger and the other transactions contemplated by this Agreement shall have been duly adopted and approved by the required Buyer Stockholder Vote, and this Agreement, the Contemplated Transactions, the issuance of Organovo Common Stock and the Reverse Split shall have been duly approved by the Required Organovo Stockholder Vote.

6.4    No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or take any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Contemplated Transactions; (b) relating to the Contemplated Transactions and seeking to obtain from Organovo or Buyer any damages or other relief that may be material to Organovo, Merger Sub or Buyer; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the Organovo Common Stock; (d) that would materially and adversely affect the right or ability of Organovo or Buyer to own the assets or operate the business of Organovo or Buyer; or (e) seeking to compel Buyer or Organovo (or any of their respective Subsidiaries) to dispose of or hold separate any material assets as a result of the Contemplated Transactions.

6.5    Listing. The existing shares of Organovo Common Stock shall have been continually listed on The Nasdaq Global Market or The Nasdaq Capital Market as of and from the date of this Agreement through the Closing Date, and the shares of Organovo Common Stock to be issued in the Merger shall be approved for listing (subject to official notice of issuance) on The Nasdaq Global Market or The Nasdaq Capital Market as of the Effective Time; provided, however, that the continued listing of shares of Organovo Common Stock is subject to the Closing .

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ARTICLE 7

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF ORGANOVO AND MERGER SUB

The obligations of Organovo and Merger Sub to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Organovo, at or prior to the Closing, of each of the following conditions:

7.1    Accuracy of Representations. The representations and warranties of Buyer contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Buyer Material Adverse Effect (except for the representations and warranties of the Buyer set forth in Section 2.3(a) of the Agreement), (B) the representations and warranties of Buyer set forth in Section 2.3(a) of the Agreement shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such time except, other than as a result of a Willful Breach by Buyer, where the failure to be so accurate in all respects would not reasonably be expected to result in additional cost, expense or liability to Buyer, Organovo and their Affiliates, individually or in the aggregate, that is more than $250,000 or (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clauses (A)-(B), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Buyer Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2    Performance of Covenants. Each of the covenants and obligations in this Agreement that Buyer is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by Buyer in all material respects.

7.3    Documents. Organovo shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a)    a certificate executed by the Chief Executive Officer and Chief Financial Officer of Buyer confirming that the conditions set forth in Sections 7.1, 7.2, 7.4, 7.5, 7.6 and have been duly satisfied;

(b)    certificates of good standing (or equivalent documentation) of Buyer in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the board of directors of Buyer authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Buyer hereunder;

(c)    written resignations in forms reasonably satisfactory to Organovo, dated as of the Closing Date and effective as of the Closing, executed by the officers and directors of Buyer who will not be officers or directors of the Surviving Corporation pursuant to Section 5.14 hereof;

(d)    the Buyer Closing Financial Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by Buyer to verify and determine the information contained therein;

(e)    the Allocation Certificate; and

(f)     (i) an original signed statement from Buyer that Buyer is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property

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holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Organovo to deliver such notice to the IRS on behalf of the Buyer following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Buyer.

7.4    No Buyer Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Buyer Material Adverse Effect that is continuing.

7.5    Termination of Investor Agreements. The Investor Agreements shall have been terminated.

7.6    Preferred Stock Conversion. Buyer shall have effected a conversion of Buyer Preferred Stock into Common Stock immediately prior to the Effective Time (the “Preferred Stock Conversion”).

7.7    Tax Opinion. Organovo shall have received (i) a written opinion from Gunderson, counsel to Organovo (or if Gunderson is unable to issue such an opinion, of another nationally recognized law firm proposed by Buyer that is reasonably acceptable to Organovo (“Organovo’s Replacement Counsel”)), dated the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Section 7.7 of the Organovo Disclosure Schedule to the effect that, for United States federal income Tax purposes, the Merger will qualify as a “reorganization” under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Organovo Tax Opinion”) and (ii) a copy of the Buyer Tax Opinion. In rendering the Organovo Tax Opinion, Gunderson (or Organovo’s Replacement Counsel, if applicable) shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including the representations set forth in the certificates of officers of Organovo and Buyer, in substantially the forms set forth in Section 5.11(c) of the Organovo Disclosure Schedule and Section 5.11(c) of Buyer Disclosure Schedule.

7.8    Buyer Lock-Up Agreements. The Buyer Lock-up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

7.9    Debt Conversion and Indebtedness. Buyer shall have effected a conversion of all of its outstanding convertible indebtedness and shall have no outstanding indebtedness other than pursuant to the Material Contracts listed on Part 7.9 of the Buyer Disclosure Schedule.

7.10     Cash Requirement. Buyer shall have no less than $15,000,000 of cash and cash equivalents as of the Closing as reflected in the Buyer Closing Financial Certificate.

ARTICLE 8

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer and to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by Buyer, at or prior to the Closing, of each of the following conditions:

8.1    Accuracy of Representations. The representations and warranties of Organovo and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have an Organovo Material Adverse Effect (except for the representations and warranties of Organovo set forth in Section 3.3(a) of the Agreement), (B) the representations and warranties of Organovo set forth in

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Section 3.3(a) of the Agreement shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such time except, other than as a result of a Willful Breach by Organovo, where the failure to be so accurate in all respects would not reasonably be expected to result in additional cost, expense or liability to Buyer, Organovo and their Affiliates, individually or in the aggregate, that is more than $250,000 or (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A)-(B), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Organovo Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2    Performance of Covenants. All of the covenants and obligations in this Agreement that either Organovo or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3    Documents. Buyer shall have received the following documents, each of which shall be in full force and effect:

(a)    a certificate executed by the Chief Executive Officer and Chief Financial Officer of Organovo confirming that the conditions set forth in Sections 8.1, 8.2, 8.4, and 8.5, have been duly satisfied;

(b)    certificates of good standing of Organovo and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of its board of directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Organovo and Merger Sub hereunder;

(c)    the Organovo Closing Financial Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by Buyer to verify and determine the information contained therein; and

(d)    executed severance agreements consistent with the Organovo’s Severance and Change in Control Plan and written resignations in forms reasonably satisfactory to Buyer, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Organovo who are not to continue as officers or directors of Organovo pursuant to Section 5.14 hereof.

8.4    Board of Directors. Organovo shall have caused the Board of Directors of Organovo to be constituted as set forth in Section 5.14 of this Agreement effective as of the Effective Time.

8.5    Organovo Net Cash. The Organovo Net Cash calculation shall be finally determined in accordance with the terms of this Agreement.

8.6    Organovo Lock-Up Agreements. The Organovo Lock-up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

8.7    Termination of 401(k). Duly authorized and approved resolutions of Organovo’s Board of Directors (or other relevant committee thereof or governing body) authorizing the termination of Organovo’s 401(k) Plan and each other plan required to be terminated pursuant to Section 5.6, effective as of not later than the date immediately prior to the Closing Date.

8.8    No Organovo Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Organovo Material Adverse Effect that is continuing.

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8.9    Tax Opinion. Buyer shall have received (i) a written opinion from Cooley, counsel to Buyer (or if Cooley is unable to issue such an opinion, of another nationally recognized law firm proposed by Organovo that is reasonably acceptable to Buyer (“Buyer’s Replacement Counsel”)), dated the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, for United States federal income Tax purposes, and substantially in the form set forth in Section 8.9 of the Buyer Disclosure Schedule to the effect that, the Merger will qualify as a “reorganization” under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Buyer Tax Opinion”) and (ii) a copy of the Organovo Tax Opinion. In rendering the Buyer Tax Opinion, Cooley (or Buyer’s Replacement Counsel, if applicable) shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including the representations set forth in the certificates of officers of Organovo and Buyer, in substantially the forms set forth in Section 5.11(c) of the Organovo Disclosure Schedule and Section 5.11(c) of Buyer Disclosure Schedule.

8.10    Dissolution of Subsidiaries. Organovo shall have caused the dissolution of all Organovo Subsidiaries concurrent with or prior to the Closing.

ARTICLE 9

TERMINATION

9.1    Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Organovo Stockholder Proposals by the Required Organovo Stockholder Vote, unless otherwise specified below):

(a)    by mutual written consent duly authorized by the Boards of Directors of Organovo and Buyer;

(b)    by either Organovo or Buyer if the Contemplated Transactions shall not have been consummated by the date that is six (6) months after the date hereof (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Buyer, on the one hand, or to Organovo and Merger Sub, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; and provided, further, that, in the event that the SEC has not declared effective under the Securities Act the Form S-4 Registration Statement by the date which is sixty (60) days prior to the End Date, then either Buyer or Organovo shall be entitled to extend the End Date for an additional sixty (60) days;

(c)    by either Organovo or Buyer if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d)    by either Organovo or Buyer if (i) the Organovo Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Organovo’s stockholders shall have taken a final vote on the Organovo Stockholder Proposals and (ii) the Organovo Stockholder Proposals shall not have been approved at the Organovo Stockholders’ Meeting (or any adjournment or postponement thereof) by the Required Organovo Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Organovo where the failure to obtain the Required Organovo Stockholder Vote shall have been caused by the action or failure to act of Organovo and such action or failure to act constitutes a material breach by Organovo of this Agreement;

(e)    by Buyer (at any time prior to the approval of the Organovo Stockholder Proposals by the Required Organovo Stockholder Vote) if an Organovo Triggering Event shall have occurred;

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(f)    by Organovo (at any time prior to the approval of the Merger by the Required Buyer Stockholder Vote) if a Buyer Triggering Event shall have occurred;

(g)    by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of Organovo or Merger Sub set forth in this Agreement, or if any representation or warranty of Organovo or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that the Buyer is not then in material breach of any representation, warranty, covenant or agreement under this Agreement so as to cause any of the conditions under Section 7.1 or 7.2 not to be satisfied; provided, further, that if such inaccuracy in representations and warranties or breach by Organovo or Merger Sub is curable by Organovo or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Buyer to Organovo or Merger Sub of such breach or inaccuracy and of its intention to terminate pursuant to this Section 9.1(g) and (ii) Organovo or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach after the notice contemplated in clause (i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by Organovo or Merger Sub is cured prior to such termination becoming effective);

(h)    by Organovo, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that Organovo is not then in material breach of any representation, warranty, covenant or agreement under this Agreement so as to cause any of the conditions under Section 8.1 or 8.2 not to be satisfied; provided, further, that if such inaccuracy in representations and warranties or breach by Buyer is curable by Buyer then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Organovo to Buyer of such breach or inaccuracy and of its intention to terminate pursuant to this Section 9.1(h) and (ii) Buyer ceasing to exercise commercially reasonable efforts to cure such breach after the notice contemplated in clause (i) above (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Buyer is cured prior to such termination becoming effective);

(i)    by either Organovo or Buyer if (i) Buyer’s stockholders do not adopt and approve this Agreement and the Merger by the Required Buyer Stockholder Vote within ten (10) Business Days after the S-4 Registration Statement shall have been declared effective under the Securities Act; provided, however, that the right to terminate this Agreement under this Section 9.1(i) shall not be available to Buyer where the failure to obtain the Required Buyer Stockholder Vote shall have been caused by the action or failure to act of Buyer and such action or failure to act constitutes a material breach by Buyer of this Agreement;

(j)    by Organovo, at any time prior to the approval of the Organovo Stockholder Proposals by the Required Organovo Stockholder Vote and following compliance with all of the requirements set forth in the proviso to this Section 9.1(j), upon Organovo entering into a definitive agreement that provides for the consummation of a transaction that satisfies the requirements of the definition of a Superior Offer (an “Organovo Permitted Alternative Agreement”); provided, however, that Organovo shall not enter into any Organovo Permitted Alternative Agreement unless: (i) Buyer shall have received written notice from Organovo confirming that Organovo intends to enter into such Organovo Permitted Alternative Agreement (“Organovo Alternative Agreement Notice”) at least five (5) Business Days in advance, with such notice describing in reasonable detail the reasons for such intention and specifying the material terms and conditions of such Organovo Permitted Alternative Agreement, including the identity of the counterparty (and attaching the most current and complete version of any written agreement or other documents reflecting the material terms relating thereto), (ii) Organovo

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shall have complied with its obligations under Section 4.5 with respect to such Superior Offer, (iii) if requested by Buyer, Organovo shall, during such five (5) Business Day period, negotiate with Buyer in good faith to make such adjustments to the terms and conditions of this Agreement so that such Superior Offer no longer constitutes a Superior Offer, (iv) the Organovo Board of Directors shall have determined in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that (1) the subject transaction of such Organovo Permitted Alternative Agreement satisfies the requirements of the definition of a Superior Offer and (2) the failure to enter into such Organovo Permitted Alternative Agreement, in light of such Superior Offer, would constitute a breach of its fiduciary duties under applicable Legal Requirements, and (v) Organovo shall concurrently pay to Buyer the Buyer Termination Fee in accordance with Section 9.3(b). The requirements and provisions of this Section 9.1(j) shall also apply in the event of any material change to the terms of any such Organovo Permitted Alternative Agreement and each such material change shall require a new Organovo Alternative Agreement Notice, except that the references to five (5) Business Days shall be deemed to be three (3) Business Days; or

(k)    by Buyer, at any time prior to the approval of the Merger by the Required Buyer Stockholder Vote and following compliance with all of the requirements set forth in the proviso to this Section 9.1(k), upon Buyer entering into a definitive agreement that provides for the consummation of a transaction that satisfies the requirements of the definition of a Superior Offer (a “Buyer Permitted Alternative Agreement”); provided, however, that Buyer shall not enter into any Buyer Permitted Alternative Agreement unless: (i) Organovo shall have received written notice from Buyer confirming that Buyer intends to enter into such Buyer Permitted Alternative Agreement (“Buyer Alternative Agreement Notice”) at least five (5) Business Days in advance, with such notice describing in reasonable detail the reasons for such intention and specifying the material terms and conditions of such Buyer Permitted Alternative Agreement, including the identity of the counterparty (and attaching the most current and complete version of any written agreement or other documents reflecting the material terms relating thereto), (ii) Buyer shall have complied with its obligations under Section 4.5 with respect to such Superior Offer, (iii) if requested by Organovo, Buyer shall, during such five (5) Business Day period, negotiate with Organovo in good faith to make such adjustments to the terms and conditions of this Agreement so that such Superior Offer no longer constitutes a Superior Offer, (iv) the Buyer Board of Directors shall have determined in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that (1) the subject transaction of such Buyer Permitted Alternative Agreement satisfies the requirements of the definition of a Superior Offer and (2) the failure to enter into such Organovo Permitted Alternative Agreement, in light of such Superior Offer, would constitute a breach of its fiduciary duties under applicable Legal Requirements, and (v) Buyer shall concurrently pay to Organovo the Organovo Termination Fee in accordance with Section 9.3(c). The requirements and provisions of this Section 9.1(k) shall also apply in the event of any material change to the terms of any such Buyer Permitted Alternative Agreement and each such material change shall require a new Buyer Alternative Agreement Notice, except that the references to five (5) Business Days shall be deemed to be three (3) Business Days.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) Section 5.9, this Section 9.2, Section 9.3, and Section 10 and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any Willful Breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement. “Willful Breach” means a deliberate act or deliberate failure to act, taken with the actual knowledge that such act or failure to act would result in or constitute a material breach of this Agreement.

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9.3    Expenses; Termination Fees.

(a)    Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated; provided, that Buyer and Organovo shall share equally all fees and expenses in relation to (i) the printing (e.g., paid to a financial printer) and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing and application fees payable to Nasdaq in connection with the Nasdaq Listing Application and the listing of the Organovo Common Stock to be issued in the Merger on Nasdaq.

(b)    Organovo shall pay to Buyer via wire transfer of same-day funds, within two (2) Business Days after termination (or, if applicable, upon such earlier entry into a definitive agreement and/or consummation of a Subsequent Transaction), (x) a nonrefundable fee in an amount equal to $1,000,000 and (y) the Third Party Expenses incurred by Buyer (pursuant to which Buyer shall provide Organovo true and correct copies of reasonable documentation supporting such Third Party Expenses) in amount not to exceed $300,000 together with any amount payable pursuant to Section 9.3(d) (collectively, the “Buyer Termination Fee”):

(i)    if this Agreement is terminated by Buyer pursuant to Section 9.1(e);

(ii)    if this Agreement is terminated by Organovo pursuant to Section 9.1(j); provided, however, that in such event, the references to “$1,000,000” and “$300,000” in this Section 9.1(b) shall be treated as references to “$2,000,000” and “$500,000”, respectively, and the timing of such payments shall be made in accordance with the terms of Section 9.1(j); or

(iii)    if this Agreement is terminated by Organovo or Buyer pursuant to Section 9.1(b), Section 9.1(d) or Section 9.1(g) and (x) an Acquisition Proposal with respect to Organovo shall have been publicly announced, disclosed or otherwise communicated to Organovo’s Board of Directors prior to such termination and (y) within twelve (12) months after the date of such termination, Organovo enters into a definitive agreement with respect to a Subsequent Transaction that is subsequently consummated or consummates a Subsequent Transaction.

(c)    Buyer shall pay to Organovo via wire transfer of same-day funds, within two (2) Business Days after termination (or, if applicable, upon such earlier entry into a definitive agreement and/or consummation of a Subsequent Transaction), (x) a nonrefundable fee in an amount equal to $1,000,000 and (y) the Third Party Expenses incurred by Organovo (pursuant to which Organovo shall provide Buyer true and correct copies of reasonable documentation supporting such Third Party Expenses) in amount not to exceed $300,000 together with any amount payable pursuant to Section 9.3(e) (collectively, the “Organovo Termination Fee”):

(i)    if this Agreement is terminated by Organovo pursuant to Section 9.1(f);

(ii)    if this Agreement is terminated by Buyer pursuant to Section 9.1(k); provided, however, that in such event, the references to “$1,000,000” and “$300,000” in this Section 9.1(c) shall be treated as references to “$2,000,000” and “$500,000”, respectively, and the timing of such payments shall be made in accordance with the terms of Section 9.1(k); or

(iii)    if this Agreement is terminated by Organovo or Buyer pursuant to Section 9.1(b), Section 9.1(h) or Section 9.1(i) and (x) an Acquisition Proposal with respect to Buyer shall have been publicly announced, disclosed or otherwise communicated to Buyer’s Board of Directors prior to such termination and (y) within twelve (12) months after the date of such termination, Buyer enters into a definitive agreement with respect to a Subsequent Transaction that is subsequently consummated or consummates a Subsequent Transaction.

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(d)     (i) If this Agreement is terminated by Buyer pursuant to Section 9.1(d) or Section 9.1(g), (ii) if this Agreement is terminated by Organovo pursuant to Section 9.1(d), or (iii) in the event of a failure of Buyer to consummate the transactions solely as a result of an Organovo Material Adverse Effect as set forth in Section 8.5 (provided, that at such time all of the other conditions precedent to Organovo’s obligation to close set forth in Sections 6 and 7 of this Agreement have been satisfied by Buyer, are capable of being satisfied by Buyer or have been waived by Organovo), then Organovo shall reimburse Buyer for all Third Party Expenses incurred by Buyer, up to a maximum of $300,000 by wire transfer of same-day funds within two (2) Business Days following the date on which Buyer submits to Organovo true and correct copies of reasonable documentation supporting such Third Party Expenses.

(e)    (i) If this Agreement is terminated by Organovo pursuant to Section 9.1(h) or Section 9.1(i), (ii) if this Agreement is terminated by Buyer pursuant to Section 9.1(i), or (iii) in the event of a failure of Organovo to consummate the transactions at the Closing solely as a result of a Buyer Material Adverse Effect as set forth in Section 7.6 (provided, that at such time all of the other conditions precedent to Buyer’s obligation to close set forth in Articles 6 and 8 of this Agreement have been satisfied by Organovo, are capable of being satisfied by Organovo or have been waived by Buyer), then Buyer shall reimburse Organovo for all Third Party Expenses incurred by Organovo up to a maximum of $300,000, by wire transfer of same-day funds within two (2) Business Days following the date on which Organovo submits to Buyer true and correct copies of reasonable documentation supporting such Third Party Expenses.

(f)    If either Party fails to pay when due any amount payable by such Party under Section 9.3(a), (b), (c), (d) or (e), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(g)    Except for any liability or damage for fraud or Willful Breach as provided in Section 9.2, the Parties agree that the payment of the fees and expenses set forth in this Section 9.3, shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either Organovo or Buyer be required to pay fees or damages payable pursuant to this Section 9.3 on more than one occasion. Subject to any liability or damage for fraud or Willful Breach as provided in Section 9.2, the payment of the fees and expenses set forth in this Section 9.3, and the provisions of Section 10.11, each of the Parties and their respective Affiliates shall have no liability, shall not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1    Non-Survival of Representations and Warranties. The representations and warranties of Buyer, Merger Sub and Organovo contained in this Agreement or any certificate or instrument delivered pursuant

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to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article 10 shall survive the Effective Time.

10.2    Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of Buyer, Merger Sub and Organovo at any time (whether before or after the approval of the Contemplated Transactions or issuance of shares of Organovo Common Stock in the Contemplated Transactions); provided, however, that after any such adoption and approval of this Agreement by Organovo’s stockholders, no amendment shall be made which by law requires further approval of the Organovo stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer, Merger Sub and Organovo.

10.3    Waiver.

(a)    No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)    Any provision hereof may be waived (or the time for performance extended) by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4    Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5    Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties (i) irrevocably submits itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have jurisdiction, the United States District Court of the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (b) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or the Contemplated Transactions in any other court, and (e) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE DOCUMENTS RELATED HERETO IS LIKELY TO

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INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY REPRESENTATIVE OF PARENT OR THE COMPANY UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6    Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party (as determined by a court of competent jurisdiction) in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7    Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8    Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service, by facsimile to the address or facsimile telephone number or sent by electronic mail (notice deemed given on the date of receipt) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, set forth beneath the name of such Party below (or to such other address, facsimile telephone number or electronic mail as such Party shall have specified in a written notice given to the other parties hereto):

if to Organovo or Merger Sub:

Organovo Holdings, Inc.

Email: Legal@organovo.com

Attention: Taylor Crouch, Chief Executive Officer

With a copy (which shall not constitute notice) to:

Gunderson Dettmer, LLP

3570 Carmel Mountain Rd., Suite 200

San Diego, California 92130

Telephone: (858) 436-8000

Fax: (877) 881-9192

Email: jthacker@gunder.com

Attention: Jeff Thacker

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Email: aluh@gunder.com

Attention: Andrew Luh

if to Buyer:

with a copy (which shall not constitute notice) to:

Cooley LLP

500 Boylston St.

Boston, Massachusetts 02116

Telephone: 617-937-2319

Fax: 617-937-2400

Attention: Miguel J. Vega, Esq.

Email: mvega@cooley.com

10.9    Cooperation. Each Party agrees to cooperate fully with the other Parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties hereto waives any bond, surety or other security that might be required of any other Party with respect thereto.

10.12    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

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(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ORGANOVO HOLDINGS, INC.

By:	/s/ Taylor Crouch

Name:	Taylor Crouch
Title:	Chief Executive Officer

OPAL MERGER SUB, INC.

By:	/s/ Taylor Crouch

Name:	Taylor Crouch
Title:	Chief Executive Officer

TARVEDA THERAPEUTICS, INC.

By:	/s/ Andrew J. Fromkin

Name:	Andrew J. Fromkin
Title:	Chief Executive Officer

Schedules:

Schedule A	Persons Executing Organovo Stockholder Support Agreements

Schedule B	Persons Executing Buyer Stockholder Support Agreements and Lock-up Agreements

Schedule C	Investor Agreements

Exhibits:

Exhibit A	Definitions

Exhibit B	Form of Organovo Stockholder Support Agreement

Exhibit C	Form of Buyer Stockholder Support Agreement

Exhibit D	Form of Lock-up Agreement

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2008 Plan” shall have the meaning set forth in Section 3.3(b).

“2012 Plan” shall have the meaning set forth in Section 3.3(b).

“2019 Employment Tax Audit” shall mean the employee classification audit of Organovo as described in that certain Employment Development Department Audit Letter issued on September 19, 2019, as further described in Schedule 3.9(a) of the Organovo Disclosure Schedule.

“Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for information made or submitted by Buyer, on the one hand, or Organovo, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Buyer or any of its Affiliates, on the one hand, or by or on behalf of Organovo or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” shall mean any transaction or series of transactions (other than an Approved Financing) involving:

•

any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party or any of its Subsidiaries is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries;

•

any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the fair market value of the consolidated assets of a Party and its Subsidiaries, taken as a whole, other than an Organovo Asset Sale; or

•	any liquidation or dissolution of a Party or any of its Subsidiaries.

“Affiliates” shall have the meaning for such term as used in Rule 145 under the Securities Act.

“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Allocation Certificate” shall have the meaning set forth in Section 7.3(e).

“Approved Financing” shall mean the issuance of Buyer Capital Stock for cash and all activities, transactions, agreements and filings with any Governmental Body in connection therewith, that may be consummated by Buyer prior to the Closing for aggregate proceeds necessary to allow Buyer to satisfy Section 7.10 hereof.

“Business Day” shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Affiliate” shall mean any Person that is (or at any relevant time was) under common control with Buyer within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Buyer Associate” shall mean any current or former employee, independent contractor, officer or director of Buyer or any Buyer Affiliate.

“Buyer Board Adverse Recommendation Change” shall have the meaning set forth in Section 5.2(c).

“Buyer Board of Directors” shall mean the Board of Directors of Buyer.

“Buyer Board Recommendation” shall have the meaning set forth in Section 5.2(b).

“Buyer Capital Stock” shall mean the Buyer Common Stock together with the Buyer Preferred Stock.

“Buyer Closing Balance Sheet” shall mean the unaudited consolidated balance sheet of Buyer and its consolidated Subsidiaries as of the Closing.

“Buyer Closing Financial Certificate” means a certificate executed by the Chief Executive Officer of Buyer, on behalf of Buyer and not in his or her personal capacity, dated as of the Closing Date, certifying the accuracy of the Buyer Closing Balance Sheet. The Buyer Closing Financial Certificate shall include a representation of Buyer, certified by the Chief Executive Officer of Buyer, that such certificate includes an accurate and correct accounting and calculation of Buyer’s cash and cash equivalents as of the Closing Date.

“Buyer Common Stock” shall mean the common stock, $0.0001 par value, of Buyer.

“Buyer Confidential Information” shall have the meaning set forth in Section 2.8(h).

“Buyer Contract” shall mean any Contract: (a) to which Buyer or any of its Subsidiaries is a Party; (b) by which Buyer or any Buyer Subsidiary or any Buyer IP Rights or any other asset of Buyer or its Subsidiaries is or may become bound or under which Buyer or any Buyer Subsidiary has, or may become subject to, any obligation; or (c) under which Buyer or Buyer Subsidiary has or may acquire any right or interest.

“Buyer Debt” means with respect to Buyer and the Buyer Subsidiaries, any of the following and, in each case, including all accrued and unpaid interest thereon and any premiums, prepayment penalties, breakage costs and other fees and expenses arising as a result of the payment of any such amount owed: (i) any indebtedness evidenced by any note, bond, debenture or other debt security, (ii) any indebtedness to any lender or creditor under credit facilities of Buyer, (iii) any indebtedness for the deferred purchase price of property with respect to which Buyer is liable, contingently or otherwise, as obligor or otherwise, (iv) any drawn amounts under letter of credit arrangements, (v) any cash overdrafts, (vi) any capitalized leases, (vii) any indebtedness under any financial instrument classified as debt, (viii) any notes payable to any of Buyer’s equity holders or Buyer’s vendors, customers or third parties, and (ix) any Liability of other Persons of the type described in the preceding clauses (i)-(viii) that Buyer has guaranteed, that is recourse to Buyer or any of its assets, or that is otherwise the legal Liability of Buyer. Notwithstanding the foregoing, in no case shall Buyer Debt include any costs or expenses, including attorney’s fees or settlement costs, incurred in connection with (i) any potential or actual security holder litigation arising or resulting from this Agreement, the Merger or the Contemplated Transactions and that may be brought in connection with or on behalf of any Buyer security holder’s interest in Buyer Capital Stock (including all amounts paid or payable up to the retention amount of any insurance policy that is or may cover such costs or expenses and amounts not covered by any such insurance policy) or (ii) any Dissenting Shares.

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“Buyer Disclosure Schedule” shall have the meaning set forth in Article 2.

“Buyer Employee Plan” shall have the meaning set forth in Section 2.13(a).

“Buyer Estimated Cash and Debt Statement” shall have the meaning set forth in Section 5.18(c).

“Buyer Financials” shall have the meaning set forth in Section 2.4(a).

Buyer IP Rights” shall mean (A) any and all Intellectual Property used in the conduct of the business of Buyer; and (B) any and all Buyer-Owned IP Rights.

“Buyer Intervening Event” shall have the meaning set forth in Section 5.2(d).

“Buyer Intervening Event Recommendation Determination Notice” shall have the meaning set forth in Section 5.2(d).

“Buyer Lock-up Agreements” shall have the meaning set forth in the Recitals.

“Buyer Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Buyer Material Adverse Effect, is or would reasonably be expected to be materially adverse to: (a) the business, condition (financial or otherwise), assets (including Intellectual Property), operations or financial performance of Buyer and its Subsidiaries taken as a whole; or (b) the ability of Buyer to timely consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Buyer Material Adverse Effect: (i) conditions generally affecting the industries in which Buyer and its Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a materially disproportionate impact on Buyer and its Subsidiaries taken as a whole; (ii) any failure by Buyer or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions may constitute a Buyer Material Adverse Effect and may be taken into account in determining whether a Buyer Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (iv) the resignation or termination of any officer or director; (v) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; or (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“Buyer Material Contract” shall have the meaning set forth in Section 2.9.

“Buyer Options” shall mean options to purchase shares of Buyer Common Stock issued or granted by Buyer.

“Buyer-Owned IP Rights” shall mean any and all Intellectual Property owned (or purported to be owned) by Buyer.

“Buyer Permits” shall have the meaning set forth in Section 2.11(b).

“Buyer Permitted Alternative Agreement” shall have the meaning set forth in Section 9.1(k).

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“Buyer Preferred Stock” shall mean the Series A Preferred Stock, $0.0001 par value, Series B Preferred Stock, $0.0001 par value, Series B-1 Preferred Stock, $0.0001 par value, Series C Preferred Stock, $0.0001 par value, Series D Preferred Stock, $0.0001 par value, Series 1 Preferred Stock, $0.0001 par value, and Series CS Preferred Stock, $0.0001 par value, of Buyer.

“Buyer Product Candidates” shall have the meaning set forth in Section 2.11(d).

“Buyer Recommendation Determination Notice” shall have the meaning set forth in Section 5.2(c).

“Buyer Registered Intellectual Property” shall mean all United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, Buyer.

“Buyer Regulatory Permits” shall have the meaning set forth in Section 2.11(d).

“Buyer Stock Certificate” shall have the meaning set forth in Section 1.6.

“Buyer Stockholder Support Agreements” shall have the meaning set forth in the Recitals.

“Buyer Subsidiaries” shall have the meaning set forth in Section 2.1(a).

“Buyer Termination Fee” shall have the meaning set forth in Section 9.3(b).

A “Buyer Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Buyer shall have failed to recommend that Buyer’s stockholders vote to approve the Merger or shall for any reason have withdrawn or shall have modified in a manner adverse to Organovo the Buyer Board Recommendation, including pursuant to a Buyer Board Adverse Recommendation Change; (ii) the Board of Directors of Buyer shall have publicly approved, endorsed or recommended any Acquisition Proposal; or (iii) Buyer or any director, officer or agent of Buyer shall have breached the provisions set forth in Section 4.5 in any material respect.

“Buyer Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Buyer and its consolidated Subsidiaries as of September 30, 2019, provided to Organovo prior to the date of this Agreement.

“Buyer Valuation” means $150,000,000, less any Buyer Debt (other than up to $10,000,000 in Buyer Debt under that certain credit facility with Oxford Finance.)

“Buyer Warrants” shall have the meaning set forth in Section 2.3(c).

“Capitalization Date” shall have the meaning set forth in Section 3.3(a).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Certifications” shall have the meaning set forth in Section 3.4(a).

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

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“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated August 15, 2019, between Buyer and Organovo.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger, Reverse Split and the other transactions and actions contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature that is currently in force and to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Cooley” shall have the meaning set forth in Section 5.11(c).

“Costs” shall have the meaning set forth in Section 5.7(a).

“D&O Indemnified Parties” shall have the meaning set forth in Section 5.7(a).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Dissenting Shares” shall have the meaning set forth in Section 1.8(a).

“Drug/Device Regulatory Agency” shall have the meaning set forth in Section 2.11(c).

“EEOC” shall have the meaning set forth in Section 2.14(a).

“Effect” shall mean any effect, change, event, circumstance, or development.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” shall have the meaning set forth in Section 9.1(b).

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

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“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Incentive Plan” shall have the meaning set forth in Section 2.3(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ESPP” shall have the meaning set forth in Section 3.3(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.7(a).

“Exchange Fund” shall have the meaning set forth in Section 1.7(a).

“Exchange Ratio” shall mean, subject to Section 1.5(f), the quotient determined by dividing the Surviving Corporation Allocation Shares by the Buyer Outstanding Shares, where:

•

“Buyer Outstanding Shares” means the total number of shares of Buyer Capital Stock outstanding immediately prior to the Effective Time expressed on a fully diluted and as-converted to Buyer Common Stock basis and assuming, without limitation, (i) the exercise of all Buyer Options and Buyer Warrants outstanding as of immediately prior to the Effective Time (whether or not in-the-money), (ii) the conversion of all of Buyer’s outstanding convertible indebtedness and (iii) the issuance of shares of Buyer Capital Stock in respect of all other options, warrants or rights to receive such shares, including all shares of Buyer Capital Stock issuable as a dividend that have accrued as of the Effective Time, whether conditional or unconditional and including any options, warrants or rights triggered by or associated with the consummation of the Contemplated Transactions. For purposes of clarity, Buyer Outstanding Shares shall include any Buyer Capital Stock (including any securities convertible thereto) issued in connection with an Approved Financing but shall not include any shares available and reserved for future issuance under the Equity Incentive Plan or the New Tarveda Equity Plan.

•	“Organovo Allocation Percentage” means the percentage determined by (i) dividing the Organovo Valuation by (ii) the sum of the Organovo Valuation plus the Buyer Valuation.

•

“Organovo Outstanding Shares” means the total number of shares of Organovo Common Stock outstanding immediately prior to the Effective Time expressed on a fully diluted and as-converted to Organovo Common Stock basis, but assuming, without limitation, (i) the inclusion of all options, warrants or rights to receive such shares (whether or not in-the-money), whether conditional or unconditional and including any options, warrants or rights that accelerate upon or are triggered by or associated with the consummation of the Contemplated Transactions, (ii) the inclusion of all restricted stock units of Organovo, whether conditional or unconditional, (iii) the inclusion of the Warrants, and (iv) the inclusion of shares of Organovo Common Stock issued after the date of this Agreement and prior to the Closing pursuant to Organovo’s at-the-market facility or otherwise. For purposes of clarity, Organovo Outstanding Shares shall not include any shares available and reserved for future issuance under the 2008 Plan, the 2012 Plan or the ESPP.

•

“Organovo Valuation” means $50,000,000 less any Organovo Debt, provided however, that the Organovo Valuation shall be (i) increased on a dollar-for-dollar basis by the amount that Organovo Net Cash at Closing is greater than $22,000,000 and (ii) reduced on a dollar-for-dollar basis by the amount that Organovo Net Cash at Closing is less than $22,000,000.

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•

“Surviving Corporation Allocation Shares” means an amount equal to (i) the quotient determined by dividing the Organovo Outstanding Shares by the Organovo Allocation Percentage less (ii) the Organovo Outstanding Shares.

“Existing Buyer D&O Policies” shall have the meaning set forth in Section 2.16(b).

“Existing Organovo D&O Policies” shall have the meaning set forth in Section 3.14(b).

“FDA” shall have the meaning set forth in Section 2.11(b).

“FDCA” shall have the meaning set forth in Section 2.11(c).

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Buyer registering the public offering and sale of Organovo Common Stock to some or all holders of Buyer Common Stock in the Contemplated Transactions, including all shares of Organovo Common Stock to be issued in exchange for all other shares of Buyer Common Stock in the Contemplated Transactions, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” shall have the meaning set forth in Section 2.4(a).

“Governmental Authority” shall mean any court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or authority or other body entitled to exercise similar powers or authority.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the Nasdaq Stock Market).

“Gunderson” shall mean Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” shall mean any and all industrial and intellectual property rights and all rights associated therewith, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), all rights in invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the

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foregoing items, Internet domain name registrations, all copyrights, copyright registrations and applications therefor (including copyrights in computer software, source code, object code, firmware, development tools, files, records, data, schematics and reports), and all other rights corresponding thereto, all rights in databases and data collections, all moral rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing..

“Intervening Event” shall have the meaning set forth in Section 5.3(d).

“Investor Agreements” shall have the meaning set forth in Section 5.17.

“IRS” shall mean the United States Internal Revenue Service.

“Key Employee” shall mean, with respect to Buyer or Organovo, an executive officer or any employee that reports directly to the Board of Directors or Chief Executive Officer or Chief Operating Officer.

“Knowledge” means actual knowledge of the Key Employees after reasonable inquiry of such Key Employee’s personal files and of the direct reports of such Key Employee charged with administrative or operational responsibility for such matters.

“Laws” means applicable laws, statutes, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgements, awards or requirements, in each case of any Governmental Authority.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other treaty, law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, code, ordinance, ruling or other requirement having the force of law issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq Stock Market or the Financial Industry Regulatory Authority).

“Liability” shall have the meaning set forth in Section 2.10.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall have the meaning set forth in Section 2.13(c).

“Multiple Employer Plan” shall have the meaning set forth in Section 2.13(c).

“Nasdaq Listing Application” shall have the meaning set forth in Section 5.10.

“New Tarveda Equity Plan” means an equity incentive plan in a form reasonably acceptable to Organovo to be provided by Buyer to Organovo for submission to the Organovo stockholders for approval at the Organovo Stockholders’ Meeting.

“Ordinary Course of Business” shall mean, in the case of each of Buyer and Organovo and for all periods, such actions taken in the ordinary course of its normal operations and consistent with its past practices, and for

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periods following the date of this Agreement consistent with its operating plans delivered to the other Party; provided, however, that (i) the Ordinary Course of Business for Organovo shall also include activities, transactions, agreements and filings with any Governmental Body in connection with an Organovo Asset Sale, and other activities in connection with potentially winding down of all its historical clinical development programs and related operations and (ii) the Ordinary Course of Business for Buyer shall also include all activities, transactions, agreements and filings with any Governmental Body in connection with an Approved Financing.

“Organovo” shall have the meaning set forth in the Preamble.

“Organovo Affiliate” shall mean any Person that is (or at any relevant time was) under common control with Organovo within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Organovo Asset Sale” shall have the meaning set forth in the Section 5.20. In no event will the sale of any newly issued or outstanding securities of Organovo be deemed an Organovo Asset Sale.

“Organovo Associate” shall mean any current or former employee, independent contractor, officer or director of Organovo or any Organovo Affiliate.

“Organovo Board of Directors” shall mean the board of directors of Organovo.

“Organovo Board Adverse Recommendation Change” shall have the meaning set forth in Section 5.3(c).

“Organovo Board Recommendation” shall have the meaning set forth in Section 5.3(b).

“Organovo Capital Stock” shall mean the Organovo Common Stock and the preferred stock of Organovo.

“Organovo Closing Financial Certificate” means a certificate executed by the Chief Executive Officer of Organovo, on behalf of Organovo and not in his personal capacity, dated as of the Closing Date, certifying (A) (i) an itemized list of each element of Organovo’s consolidated current assets and (ii) an itemized list of each element of Organovo’s consolidated total current liabilities, (B) the amount of Organovo Transaction Expenses incurred but unpaid as of the Closing Date (including an itemized list of each Organovo Transaction Expense and the Person to whom such expense is owed), (C) the amount of Organovo Debt as of the Closing Date (including an itemized list of each Organovo Debt and the Person to whom such Organovo Debt is owed) and (D) the amount of Organovo Net Cash as of the Closing Date. The Organovo Closing Financial Certificate shall include a representation of Organovo, certified by the Chief Executive Officer of Organovo, that such certificate includes an accurate and correct accounting and calculation of (i) all of the Organovo Transaction Expenses paid or payable at any time prior to, at or following the Closing Date, and (ii) all of the Organovo Debt outstanding as of the Closing Date.

“Organovo Common Stock” shall mean the Common Stock, $0.001 par value per share, of Organovo.

“Organovo Confidential Information” shall have the meaning set forth in Section 3.6(h).

“Organovo Contract” shall mean any Contract: (a) to which Organovo or any of its Subsidiaries is a party; (b) by which Organovo or any of its Subsidiaries or any Organovo IP Rights or any other asset of Organovo or any of its Subsidiaries is or may become bound or under which Organovo has, or may become subject to, any obligation; or (c) under which Organovo or any of its Subsidiaries has or may acquire any right or interest.

“Organovo Debt” means with respect to Organovo and the Organovo Subsidiaries, any of the following and, in each case, including all accrued and unpaid interest thereon and any premiums, prepayment penalties,

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breakage costs and other fees and expenses arising as a result of the payment of any such amount owed: (i) any indebtedness evidenced by any note, bond, debenture or other debt security, (ii) any indebtedness to any lender or creditor under credit facilities of Organovo, (iii) any indebtedness for the deferred purchase price of property with respect to which Organovo is liable, contingently or otherwise, as obligor or otherwise, (iv) any drawn amounts under letter of credit arrangements, (v) any cash overdrafts, (vi) any capitalized leases, (vii) any indebtedness under any financial instrument classified as debt, (viii) any notes payable to any of Organovo’s equity holders or Organovo’s vendors, customers or third parties, and (ix) any Liability of other Persons of the type described in the preceding clauses (i)-(viii) that Organovo has guaranteed, that is recourse to Organovo or any of its assets, or that is otherwise the legal Liability of Organovo. Notwithstanding the foregoing, in no case shall Organovo Debt include any costs or expenses, including attorney’s fees or settlement costs, incurred in connection with (i) any potential or actual security holder litigation arising or resulting from this Agreement, the Merger or the Contemplated Transactions and that may be brought in connection with or on behalf of any Organovo security holder’s interest in Organovo Capital Stock (including all amounts paid or payable up to the retention amount of any insurance policy that is or may cover such costs or expenses and amounts not covered by any such insurance policy) or (ii) any Dissenting Shares. For purposes of clarity, any liabilities or obligations that reduce the calculation of Organovo Net Cash as of the Closing Date shall not also be included in the definition of Organovo Debt as of the Closing Date.

“Organovo Disclosure Schedule” shall have the meaning set forth in Article 3.

“Organovo Employee Plan” shall have the meaning set forth in Section 3.11(c).

“Organovo Intervening Event” shall have the meaning set forth in Section 5.3(d).

“Organovo IP Rights” shall mean (A) any and all Intellectual Property used in the conduct of the business of Organovo; and (B) any and all Organovo-Owned IP Rights.

“Organovo Intervening Event Recommendation Determination Notice” shall have the meaning set forth in Section 5.3(d).

“Organovo Lock-up Agreements” shall have the meaning set forth in the Recitals.

“Organovo Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Organovo Material Adverse Effect, is or would reasonably be expected to be materially adverse to: (a) the business, condition (financial or otherwise), assets (including Intellectual Property), operations or financial performance of Organovo and the Organovo Subsidiaries taken as a whole; or (b) the ability of Organovo to timely consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) an Organovo Material Adverse Effect: (i) conditions generally affecting the industries in which Organovo and the Organovo Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a materially disproportionate impact on Organovo and the Organovo Subsidiaries taken as a whole; (ii) any failure by Organovo or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions may constitute an Organovo Material Adverse Effect and may be taken into account in determining whether an Organovo Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (iv) the resignation or termination of any officer or director; (v) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; or (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

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“Organovo Material Contract” shall have the meaning set forth in Section 3.7.

“Organovo Net Cash” shall mean (a) the sum of Organovo’s cash and cash equivalents, marketable securities, accounts, interest and other receivables (to the extent determined to be collectible), and deposits (to the extent refundable to Organovo), in each case as of the close of business on the Business Day prior to the anticipated Closing Date, determined in a manner consistent with the manner in which such items were historically determined and in accordance with GAAP and Organovo’s most recent audited financial statements and the Organovo Unaudited Interim Balance Sheet, minus (b) Organovo’s accounts payable and accrued expenses (other than accrued expenses which are Organovo Transaction Expenses), Organovo’s and its Subsidiaries’ other liabilities (short term and long term) not included in the definition of Organovo Debt, in each case determined in a manner consistent with the manner in which such items were historically determined and in accordance with Organovo’s most recent audited financial statements and the Organovo Unaudited Interim Balance Sheet, minus (c) the cash cost of any unpaid change of control payments or severance payments, including any COBRA related obligations, that are or become due to any current or former employee, director or independent contractor of Organovo, minus (d) any remaining unpaid Organovo Transaction Expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) as of such date for which Organovo or any of its Subsidiaries is liable incurred by Organovo or any of its Subsidiaries in connection with this Agreement and the Contemplated Transactions or otherwise, minus (e) to the extent the 2019 Employment Tax Audit has not been completed as of the Closing, an amount to be mutually agreed upon by Organovo and Buyer, but in no event to exceed $90,000, unless the Employment Development Department performing the 2019 Employment Tax Audit assesses prior to the Closing the Tax liability to be greater than $90,000, in which case the amount to be deducted pursuant to this subsection (e) shall be the amount assessed by the Employment Development Department (unless such amount is already deducted pursuant to this definition of Organovo Net Cash), plus (f) an amount equal to the product of (i) the Nasdaq listing fees paid by Organovo for the 2020 calendar year not to exceed $138,000 multiplied by (ii) a fraction, (A) the numerator of which is equal to that number of calendar days between the Closing and December 31, 2020 and (B) the denominator of which is equal to 366. Notwithstanding the foregoing, in no case shall Organovo Net Cash be reduced for any costs or expenses, including attorney’s fees or settlement costs, incurred in connection with (i) any potential or actual security holder litigation arising or resulting from this Agreement, the Merger or the Contemplated Transactions and that may be brought in connection with or on behalf of any Organovo security holder’s interest in Organovo Capital Stock (including all amounts paid or payable up to the retention amount of any insurance policy that is or may cover such costs or expenses and amounts not covered by any such insurance policy) or (ii) any Dissenting Shares. For purposes of clarity, any liabilities or obligations included in the calculation of the Organovo Debt as of the Closing Date shall not also reduce the calculation of Organovo Net Cash as of the Closing Date. For purposes of clarity, any cash proceeds received by Organovo from an Organovo Asset Sale, whether such sale is consummated prior to, concurrent with, or immediately following the Closing, that would otherwise constitute Organovo Net Cash shall be included in the definition of Organovo Net Cash for purposes of this Agreement.

“Organovo Options” shall mean options to purchase shares of Organovo Common Stock issued or granted by Organovo.

“Organovo-Owned IP Rights” shall mean any and all Intellectual Property owned (or purported to be owned) by Organovo.

“Organovo Permits” shall have the meaning set forth in Section 3.9(b).

“Organovo Permitted Alternative Agreement” shall have the meaning set forth in Section 9.1(j).

“Organovo Product Candidates” shall have the meaning set forth in Section 3.9(d).

“Organovo Recommendation Determination Notice” shall have the meaning set forth in Section 5.3(c).

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“Organovo Registered Intellectual Property” shall mean all United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, Organovo.

“Organovo Regulatory Permits” shall have the meaning set forth in Section 3.9(d).

“Organovo RSUs” shall mean an award that provides for payment at a future date of one or more shares of Organovo Common Stock or value derived therefrom, other than an Organovo Option.

“Organovo SEC Documents” shall have the meaning set forth in Section 3.4(a).

“Organovo Stockholder Proposals” means proposals to (i) adopt this Agreement and the Merger and to approve the issuance of the shares of Organovo Common Stock by virtue of the Merger, (ii) adopt an amendment to the Organovo Certificate of Incorporation to effect the reverse stock split, (iii) adopt an amendment to the Organovo Certificate of Incorporation changing Organovo’s corporate name to “Tarveda Therapeutics, Inc.”, (iv) approve, on a non-binding advisory vote basis, compensation that will or may become payable by Organovo to its named executive officers in connection with the Merger and (v) adopt the New Tarveda Equity Plan and to approve amendment to the Organovo Certificate of Incorporation to increase the amount of Organovo Common Stock for issuance under the New Tarveda Equity Plan.

“Organovo Stockholder Support Agreements” shall have the meaning set forth in the recitals.

“Organovo Stockholders’ Meeting” shall have the meaning set forth in Section 5.3(a).

“Organovo Subsidiaries” means any Subsidiaries of Organovo.

“Organovo Termination Fee” shall have the meaning set forth in Section 9.3(c).

“Organovo Transaction Expenses” means all fees and expenses incurred by Organovo in connection with the Contemplated Transactions and this Agreement and the transactions contemplated by this Agreement, including as set forth in Section 9.3(a), whether or not billed or accrued (including any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants and other advisors of Organovo and the Organovo Subsidiaries notwithstanding any contingencies for earn outs or escrows and any unpaid amounts payable by Organovo in satisfaction of its obligations under Section 5.7(c) for the period after the Closing).

An “Organovo Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Organovo shall have failed to recommend that Organovo’s stockholders vote to approve the Organovo Stockholder Proposals or shall for any reason have withdrawn or shall have modified in a manner adverse to Buyer the Organovo Board Recommendation, including pursuant to an Organovo Board Adverse Recommendation Change; (ii) Organovo shall have failed to include in the Proxy Statement the Organovo Board Recommendation; (iii) Organovo shall have failed to hold the Organovo Stockholders’ Meeting within forty five (45) days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such forty five (45) day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); (iv) the Board of Directors of Organovo shall have publicly approved, endorsed or recommended any Acquisition Proposal; (v) the Board of Directors of Organovo shall have failed to

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publicly reaffirm the Organovo Board Recommendation within ten (10) Business Days after Buyer so requests in writing; or (vi) Organovo or any director, officer or agent of Organovo shall have breached the provisions set forth in Section 4.5 in any material respect.

“Organovo Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Organovo prepared in accordance with GAAP and included in Organovo’s Report on Form 10-Q filed with the SEC for the period ended September 30, 2019.

“Organovo Warrants” shall have the meaning set forth in Section 3.3(c).

“Party” or “Parties” shall mean Buyer, Merger Sub and Organovo.

“Person” shall mean any individual, Entity or Governmental Body.

“Post-Closing Outstanding Shares” shall mean the total number of Organovo Outstanding Shares plus the Buyer Transaction Shares as determined immediately following the Closing.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

“Preferred Stock Conversion” shall have the meaning set forth in Section 7.7.

“Proxy Statement” shall mean the proxy statement in connection with the approval of this Agreement and the Contemplated Transactions to be sent to Organovo’s stockholders in connection with the Organovo Stockholders’ Meeting.

“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Required Buyer Stockholder Vote” shall have the meaning set forth in Section 2.19.

“Required Organovo Stockholder Vote” shall have the meaning set forth in Section 3.17.

“Reverse Split” shall have the meaning set forth in Section 5.16.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsequent Transaction” shall mean any Acquisition Transaction that results or would result in any third party beneficially owning securities of a Party representing more than fifty percent (50%) of the voting power of the outstanding securities of a Party or owning assets representing more than fifty percent (50%) of the consolidated fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” shall mean an unsolicited bona fide Acquisition Proposal (with all references to “more than fifteen percent (15%)” or “fifteen percent (15%) ore more” in the definition of Acquisition Transaction

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being treated as references to “one hundred percent (100%)” for these purposes) made by a third party that the Board of Directors of Buyer or Organovo, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Acquisition Proposal (including the financing terms and the ability of such third party to finance such Acquisition Proposal), (1) is more favorable from a financial point of view to the Buyer or Organovo stockholders, as applicable, than as provided hereunder (including any changes to the terms of this Agreement proposed by either Party in response to such Superior Offer pursuant to and in accordance with the provisions of this Agreement), (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party pursuant to customary commitment letters), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay and (4) includes termination rights exercisable by the Party on terms that are not materially less favorable to such Party than the terms set forth in this Agreement, all from a third party capable of performing such terms.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” (and with correlative meaning, “Taxes”) shall mean federal, state, local, non-U.S. or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof of any kind whatsoever, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto...

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party Expenses” shall mean all reasonable fees and expenses incurred by Buyer or Organovo, as applicable, in connection with this Agreement and the transactions contemplated hereby, including (x) all fees and expenses incurred in connection with the preparation, printing and filing, as applicable, of the Form S-4 Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto) and (y) all fees and expenses incurred in connection with the preparation and filing under any filing requirement of any Governmental Authority applicable to this Agreement and the transactions contemplated hereby.

“Third-Party IP Rights” shall mean any Intellectual Property owned by a third party.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

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Schedule A

Taylor Crouch

Craig Kussman

Jennifer Bush

Kirk Malloy

Mark Kessel

Richard Maroun

David Shapiro

Carolyn D. Beaver

Schedule B

Andrew J. Fromkin

Jeffrey D. Bloss

Brian Roberts

Mark Bilodeau

Sudhakar Kadiyala

Dennis Ausiello

Omid Farokhzad

Nilesh Kumar

Robert S. Langer, Jr.

Guido Magni

Michael A. Metzger

Aymeric Sallin

Novo Holdings A/S

NanoDimension, L.P.

NanoDimension II, L.P.

Versant Affiliates Fund V, L.P.

Versant Ophthalmic Affiliates Fund I, L.P.

Versant Venture Capital V (Canada) LP

Versant Venture Capital V, L.P.

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Schedule C

Investor Agreements

1.	The Fifth Amended and Restated Investors’ Rights Agreement dated as of December 12, 2019, by and among Tarveda Therapeutics, Inc. and the other parties thereto.

2.	The Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of December 12, 2019, by and among Tarveda Therapeutics, Inc. and the other parties thereto.

3.	The Fifth Amended and Restated Voting Agreement dated as of December 12, 2019, by and among Tarveda Therapeutics, Inc. and the other parties thereto.

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